Filed Pursuant to Rule 424(b)(5)

Registration No. 333-166328

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 5, 2010

36,300,000 Shares

Cheniere Energy, Inc.

Common Stock

We are offering to sell 36,300,000 shares of our common stock, par value $0.003 per share. Our common stock is listed on the NYSE Amex Equities, or AMEX, under the symbol “LNG.” The last reported sale price on AMEX on December 13, 2011 was $9.34.

We have granted the underwriter the right to purchase up to 5,445,000 additional shares of common stock to cover any over-allotments. The underwriter can exercise this right at any time within 30 days after the offering. In addition, we may, in our discretion, increase the number of shares that we are offering based on market demand.

Investing in our common stock involves risks, including those described under “Risk Factors” beginning on page S-9 of this prospectus supplement.

We are selling to the underwriter the shares of common stock at a price of $7.9325 per share, resulting in net proceeds to us, before deducting expenses related to the offering, of $287.9 million, or $331.1 million assuming full exercise of the underwriter’s option to purchase additional shares.

The underwriter expects to deliver the shares of common stock to investors on or about December 19, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

The date of this prospectus supplement is December 14, 2011

PROSPECTUS SUPPLEMENT

PROSPECTUS

CHENIERE ENERGY, INC.	1
RISK FACTORS	1
USE OF PROCEEDS	1
RATIO OF EARNINGS TO FIXED CHARGES	2
DESCRIPTION OF CAPITAL STOCK	3
DESCRIPTION OF DEBT SECURITIES	10

DESCRIPTION OF WARRANTS	21
DESCRIPTION OF RIGHTS	22
DESCRIPTION OF UNITS	22
PLAN OF DISTRIBUTION	23
LEGAL MATTERS	25
EXPERTS	25

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement, which describes the terms of this offering of shares of our common stock, supplements the accompanying prospectus, which provides more general information. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement contains information about the shares of our common stock offered in this offering and may add to, update or change the information in the accompanying prospectus. Before you invest in shares of our common stock, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents incorporated by reference into this prospectus supplement and referred to under the heading “Where You Can Find More Information.”

We have not, and the underwriter has not, authorized anyone to provide you with any information that is not contained in or incorporated by reference into this prospectus supplement or in any related free writing prospectus filed with the Securities and Exchange Commission, or SEC. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

i

DEFINITIONS

In this prospectus supplement, unless the context otherwise requires:

•	Bcf means billion cubic feet;

•	Bcf/d means billion cubic feet per day;

•	LNG means liquefied natural gas;

•	LNG train means an independent modular unit for gas liquefaction;

•	MMBtu means million British thermal units;

•	Mtpa means million metric tons per annum; and

•	TUA means terminal use agreement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference contain certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical facts, included herein or incorporated herein by reference are “forward-looking statements.” Included among “forward-looking statements” are, among other things:

•

statements relating to the construction or operation of each of our proposed LNG terminals or our proposed pipelines or liquefaction facilities, or expansions or extensions thereof, including statements concerning the completion or expansion thereof by certain dates or at all, the costs related thereto and certain characteristics, including amounts of regasification, transportation, liquefaction and storage capacity, the number of storage tanks, LNG trains, docks, pipeline deliverability and the number of pipeline interconnections, if any;

•

statements that we expect to receive an order from the Federal Energy Regulatory Commission, or FERC, authorizing us to construct and operate proposed LNG receiving terminals, liquefaction facilities or proposed pipelines by certain dates, or at all;

•

statements regarding future levels of domestic natural gas production, supply or consumption; future levels of LNG imports into North America; sales of natural gas in North America or other markets; exports of LNG from North America; and the transportation, other infrastructure or prices related to natural gas, LNG or other energy sources or hydrocarbon products;

•

statements regarding any financing or refinancing transactions or arrangements, or ability to enter into such transactions or arrangements, whether on the part of Cheniere Energy, Inc., or Cheniere, or any subsidiary or at the project level;

•

statements regarding any commercial arrangements presently contracted, optioned or marketed, or potential arrangements, to be performed substantially in the future, including any cash distributions and revenues anticipated to be received and the anticipated timing thereof, and statements regarding the amounts of total LNG regasification, liquefaction or storage capacity that are, or may become, subject to such commercial arrangements;

•	statements regarding counterparties to our commercial contracts, construction contracts and other contracts;

•

statements regarding any business strategy, any business plans or any other plans, forecasts, projections or objectives, including potential revenues and capital expenditures, any or all of which are subject to change;

ii

•	statements regarding legislative, governmental, regulatory, administrative or other public body actions, requirements, permits, investigations, proceedings or decisions;

•	statements regarding our anticipated LNG and natural gas marketing activities; and

•	any other statements that relate to non-historical or future information.

These forward-looking statements are often identified by the use of terms and phrases such as “achieve,” “anticipate,” “believe,” “contemplate,” “develop,” “estimate,” “expect,” “forecast,” “plan,” “potential,” “project,” “propose,” “strategy” and similar terms and phrases, or by the use of future tense. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which are made as of the date of and speak only as of the date of this prospectus supplement.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors.” All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these risk factors.

INDUSTRY AND MARKET DATA

We obtained the market and competitive position data used throughout this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not, and the underwriter has not, independently verified such data, and we and the underwriter make no representation as to the accuracy of such information. Similarly, we believe that our internal research is reliable, but it has not been verified by any independent sources.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act that registers the issuance and sale of the common stock offered by this prospectus supplement. The registration statement, including the exhibits attached thereto, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus supplement and the accompanying prospectus.

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov.

General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.cheniere.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus supplement or the accompanying prospectus and is not a part of this prospectus supplement or the accompanying prospectus.

iii

The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means that we can disclose information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and take the place of this information. We are incorporating by reference in this prospectus supplement the following documents filed with the SEC under the Exchange Act (other than any portions of the respective filings that were furnished pursuant to Item 2.02 or 7.01 of Current Reports on Form 8-K or other applicable SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2010;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;

•

Current Reports on Form 8-K or Form 8-K/A, as filed with the SEC on January 10, 2011, March 8, 2011 (two), May 20, 2011, June 6, 2011, June 22, 2011, September 12, 2011, September 13, 2011, September 22, 2011, October 26, 2011, November 14, 2011, November 21, 2011 and December 12, 2011; and

•	the description of our common stock contained in our registration statement on Form 8-A, filed on March 2, 2001, including any amendments or reports filed for the purpose of updating the description.

All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until our offering hereunder is completed will be deemed to be incorporated by reference into this prospectus supplement and will be a part of this prospectus supplement from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed documents that also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus supplement, except as modified or superseded.

We will provide each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

Cheniere Energy, Inc.

700 Milam Street, Suite 800

Houston, Texas 77002

(713) 375-5100

Attn: Investor Relations

iv

SUMMARY

This summary, which highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference, is not complete and may not contain all of the information that you should consider before investing in shares of our common stock. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference. You should also consider, among other things, the information contained in “Risk Factors” in this prospectus supplement as well as the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto, each of which is incorporated by reference into this prospectus supplement. In this prospectus supplement, except as otherwise stated or required by the context, references to “Cheniere,” the “Company,” “we,” “us,” “our” and similar terms refer to Cheniere Energy, Inc. and its consolidated subsidiaries, collectively. References to “Cheniere Partners” refer to Cheniere Energy Partners, L.P. (NYSE Amex Equities: CQP), in which Cheniere has an 88.8% ownership interest.

Our Company

Cheniere is a Houston-based energy company primarily engaged in LNG-related businesses. We own and operate the Sabine Pass LNG terminal in Louisiana through our 88.8% ownership interest in and management agreements with Cheniere Partners, which is a publicly traded partnership that we created in 2007. We also own and operate the Creole Trail Pipeline, which interconnects the Sabine Pass LNG terminal with natural gas markets in North America. One of our subsidiaries, Cheniere Marketing, LLC, or Cheniere Marketing, is marketing LNG and natural gas on its own behalf and on behalf of Cheniere Partners, and is working to monetize LNG storage and regasification capacity reserved by Cheniere Partners at the Sabine Pass LNG terminal. Cheniere Partners is developing a liquefaction project to provide bi-directional LNG import and export service at the Sabine Pass LNG terminal. We are in various stages of developing other LNG terminal and pipeline related projects, each of which, among other things, will require acceptable commercial and financing arrangements before we make a final investment decision.

Our Business Strategy

In addition to safely maintaining the operations of the Sabine Pass LNG terminal and the Creole Trail Pipeline, our primary business strategies are to:

•

monetize the 2.0 Bcf/d of regasification capacity at the Sabine Pass LNG terminal held by one of Cheniere Partners’ subsidiaries, Cheniere Energy Investments, LLC, which we refer to as Cheniere Investments, and monetize the 2.0 Bcf/d of natural gas transportation capacity on the Creole Trail Pipeline by:

–	entering into long-term commercial agreements;

–	expanding operations to include liquefaction service capabilities;

–	developing a portfolio of long-term, short-term and spot LNG purchase and sale agreements; and

–	entering into business relationships for the marketing of natural gas that is processed at the Sabine Pass LNG terminal; and

•	restructure our finances and optimize our capital structure.

In addition, our long-term strategy is to develop and construct additional LNG terminals and natural gas pipelines and related infrastructure when market and financial conditions are favorable.

Market Factors

Our ability to successfully execute our business strategies will be impacted by many factors, including: changes in worldwide supply and demand for natural gas and LNG; the relative prices for natural gas in North America and international markets; the willingness of LNG producers and international LNG buyers to invest new capital and secure access to North American natural gas markets on a long-term basis; and access to capital to market natural gas and LNG and to develop and construct liquefaction or other future LNG terminals, pipeline and other infrastructure projects.

We expect global demand for natural gas to grow significantly as more nations are seeking environmentally cleaner and more abundant and reliable fuel alternatives to oil and coal. In addition, global buyers of natural gas will need to source additional energy supplies to meet future economic growth and balance their energy portfolios. Most of the rapidly growing natural gas markets are in developing countries in Asia, particularly India and China, the Middle East and South America.

In recent years, North American domestic natural gas production has been on an upward trend, due in part to rapid growth in unconventional natural gas basins coupled with technological advances in horizontal drilling. As a result, natural gas reserves and production capacity in North America have increased significantly, exceeding expected North American natural gas demand as a result of a variety of factors, including improved energy efficiency and shifting economic activities to less energy-dependent activities. At the same time, however, natural gas prices in North America have generally trended downward since mid-2008 and many industry experts expect this trend to continue for a number of years.

In response to the shifting global and domestic natural gas market fundamentals, whereby demand for LNG regasification services and prices for natural gas in North America have decreased while prices for natural gas elsewhere in the world are generally higher, we are developing the Cheniere Partners liquefaction project to expand our operations at the Sabine Pass LNG terminal and Creole Trail Pipeline to provide import and export services. The new service would utilize the LNG storage capacity, ship berthing rights, regasification capacity, and pipeline transport capacity that we hold at the Sabine Pass LNG terminal and on the Creole Trail Pipeline through our subsidiaries. We have recently entered into three customer contracts, each relating to a liquefaction train and together representing approximately 10.5 mtpa of capacity, and we hope to enter into satisfactory long-term contracts with other new customers. We also recently entered into a construction contract for the first two liquefaction trains and related facilities at the Sabine Pass LNG terminal. We hope to obtain final regulatory authorization and sufficient financing so that we can begin construction of the first two liquefaction trains by the end of the first quarter of 2012. See “—Recent Developments.” We will also require sufficient financing to fund our current business activities, including refinancing our existing indebtedness, until the bi-directional project is operational, which could occur as early as 2015.

Market factors have impacted the economic viability of importing natural gas for sale in the United States and could impact the success of implementing our strategy to develop liquefaction facilities. Limitations on our ability to generate additional cash flows from our existing assets or our future projects could have a material adverse impact on our business, results of operations, financial condition, liquidity and prospects. See “Risk Factors—Decreases in the demand for and price of natural gas could lead to reduced development of LNG projects worldwide, which could adversely affect the regasification component of our LNG businesses and the performance of our customers and could have a material adverse effect on our business, results of operations, financial condition, liquidity and prospects,” and “Risk Factors—We may not be successful in implementing our proposed business strategy to provide liquefaction services at the Sabine Pass LNG terminal,” as well as the other risk factors relating to our regasification services business and liquefaction project under the caption “Risk Factors” in this prospectus supplement.

Our Business

Our business activities are conducted by the following three operating segments:

•	LNG terminal business;

•	Natural gas pipeline business; and

•	LNG and natural gas marketing business.

LNG Terminal Business

We began developing our LNG terminal business in 1999 and were among the first companies to secure sites and commence development of new LNG terminals in North America. We focused our development efforts on three LNG terminal projects: Sabine Pass LNG in western Cameron Parish, Louisiana on the Sabine Pass Channel; Corpus Christi LNG near Corpus Christi, Texas; and Creole Trail LNG at the mouth of the Calcasieu Channel in central Cameron Parish, Louisiana. We constructed the Sabine Pass LNG terminal, which is owned through Cheniere Partners, in which we hold an approximate 88.8% interest. We currently own 100% interests in both the Corpus Christi and Creole Trail LNG terminal projects.

Liquefaction Project

In June 2010, Cheniere Partners initiated a project to add liquefaction services at the Sabine Pass LNG terminal that would transform the terminal into a bi-directional facility capable of liquefying domestic natural gas and exporting LNG in addition to importing and regasifying foreign-sourced LNG. As currently contemplated, the liquefaction project would be designed and permitted for up to four LNG trains, each with a nominal production capacity of approximately 4.5 million metric tons per annum, or mtpa. We anticipate LNG export from the Sabine Pass LNG terminal could commence as early as 2015, and may be constructed in phases, with each LNG train commencing operations as early as approximately six to nine months after the previous LNG train.

In August 2010, Sabine Liquefaction received approval from the Director of FERC’s Office of Energy Projects to begin the pre-filing process required to seek authorization to commence construction of the liquefaction project. In January 2011, the pre-filing period was completed and therefore Sabine Liquefaction submitted an application to the FERC requesting authorization to site, construct and operate liquefaction and export facilities at the Sabine Pass LNG terminal. In September 2010, the Department of Energy, or DOE, granted Sabine Liquefaction an order authorizing Sabine Liquefaction to export the equivalent of approximately 800 Bcf per year (approximately 16 mtpa) of domestically produced LNG from the Sabine Pass LNG terminal to Free Trade Agreement, or FTA, countries for a 30-year term, beginning on the earlier of the date of first export or September 7, 2020. In May 2011, the DOE granted Sabine Liquefaction a second order authorizing Sabine Liquefaction to export up to the equivalent of 800 Bcf per year (approximately 16 mtpa) of domestically produced LNG from the Sabine Pass LNG terminal to non-FTA countries for a 20-year term, beginning on the earlier of the date of first export or May 20, 2016.

In October 2011, Sabine Pass Liquefaction, LLC, or Sabine Liquefaction, entered into an LNG sale and purchase agreement, or SPA, with BG Gulf Coast LNG, LLC, or BG, under which BG has agreed to purchase 182,500,000 MMBtu of LNG per year (approximately 3.5 mtpa). The SPA has a term of twenty years commencing upon the date of first commercial delivery for train 1, and an extension option of up to ten years. See “—Recent Developments.”

In November 2011, Sabine Liquefaction entered into an SPA with Gas Natural Aprovisionamientos SDG S.A., or Gas Natural Fenosa, an affiliate of Gas Natural SDG S.A., under which Gas Natural Fenosa has agreed to purchase 182,500,000 MMBtu of LNG per year (approximately 3.5 mtpa). The SPA has a term of twenty years commencing upon the date of first commercial delivery for train 2, and an extension option of up to ten years or, in certain circumstances, up to 12 years. See “—Recent Developments.”

In November 2011, Sabine Liquefaction entered into a lump sum turnkey agreement with Bechtel Oil, Gas and Chemicals, Inc., or Bechtel. The work to be performed is for the engineering, procurement and construction, or EPC, of the first two liquefaction trains and related facilities at the Sabine Pass LNG terminal, with each train having a nominal capacity of approximately 4.5 mtpa. The contract provides that Sabine Liquefaction will pay Bechtel a contract price of $3.9 billion, which is subject to adjustment by change order.

In December 2011, Sabine Liquefaction entered into an SPA with GAIL (India) Limited, or GAIL, under which GAIL has agreed to purchase 182,500,000 MMBtu of LNG per year (approximately 3.5 mtpa). The SPA has a term of twenty years commencing upon the date of first commercial delivery for train 4, and an extension option of up to ten years. Prior to the commencement of train 4 operations, GAIL will purchase bridge volumes of approximately 0.2 mtpa upon the commencement of operations of train 2. See “—Recent Developments.”

Sabine Liquefaction is currently negotiating potential definitive agreements with other potential customers. Commencement of construction for the second phase of the liquefaction project (trains 3 and 4) is subject, but not limited to, entering into an EPC contract, obtaining one or more SPAs for the remainder of the targeted annual contract quantity for the second phase of the liquefaction project, regulatory approvals, obtaining sufficient and timely financing and our making a final investment decision.

Natural Gas Pipeline Business

We formed Cheniere Pipeline Company, a wholly owned subsidiary, to develop natural gas pipelines to provide access to North American natural gas markets for customers of our Sabine Pass and proposed Corpus Christi and Creole Trail LNG terminals. We are also developing other pipeline projects not primarily related to our LNG terminals. Our pipeline systems developed in conjunction with our LNG terminals will interconnect with multiple interstate pipelines, providing a means of transporting natural gas between trading points in the Gulf Coast and our LNG terminals. Our other projects are market-focused, seeking to connect natural gas supplies to growing markets. Our ultimate decisions regarding further development of new pipeline projects will depend upon future events, including, in particular, customer preferences and general market demand for pipeline transportation of natural gas from or to a particular LNG terminal.

LNG and Natural Gas Marketing Business

Our wholly owned subsidiary, Cheniere Marketing, is engaged in the LNG and natural gas marketing business and is seeking to monetize the 2.0 Bcf/d of regasification capacity at the Sabine Pass LNG terminal held by Cheniere Energy Investments, LLC, or Cheniere Investments, a wholly owned subsidiary of Cheniere Partners, through Cheniere Marketing’s variable capacity rights agreement with Cheniere Investments. Cheniere Marketing is seeking to develop a portfolio of long-term, short-term and spot LNG purchase and sale agreements; assist Cheniere Investments in negotiating with potential customers for services at the Sabine Pass LNG terminal; and enter into business relationships for the domestic marketing of natural gas imported by Cheniere Marketing as LNG to the Sabine Pass LNG terminal.

In 2009, Cheniere Marketing began purchasing, transporting and unloading commercial LNG cargoes into the Sabine Pass LNG terminal and has used trading strategies intended to maximize margins on these cargoes. In addition, Cheniere Marketing has continued to enter into various business relationships to facilitate purchasing and selling commercial LNG cargoes.

Recent Developments

Liquefaction Customer Contracts

In October 2011, Sabine Liquefaction entered into an SPA with BG under which BG has agreed to purchase 182,500,000 MMBtu of LNG per year (approximately 3.5 mtpa). The SPA has a term of twenty years commencing upon the date of first commercial delivery for train 1, and an extension option of up to ten years. BG will pay a fixed sales charge of $2.25 per MMBtu for the full contract quantity, equivalent to approximately $411 million per year, paid ratably on a monthly basis. BG will also pay Sabine Liquefaction a contract sales price for each MMBtu of LNG delivered under the SPA of 115% of the final settlement price for the New York

Mercantile Exchange Henry Hub natural gas futures contract for the month in which the relevant cargo is scheduled. The SPA is subject to certain conditions precedent, including but not limited to, Sabine Liquefaction receiving regulatory approvals, securing necessary financing arrangements and making a final investment decision to construct the liquefaction facilities. If these conditions are not satisfied before December 31, 2012, either party may terminate the contract.

In November 2011, Sabine Liquefaction entered into an SPA with Gas Natural Fenosa under which Gas Natural Fenosa has agreed to purchase 182,500,000 MMBtu of LNG per year (approximately 3.5 mtpa). The SPA has a term of twenty years commencing upon the date of first commercial delivery for train 2, and an extension option of up to ten years or, in certain circumstances, up to 12 years. Gas Natural Fenosa will pay a fixed sales charge of $2.49 per MMBtu for the full contract quantity, equivalent to approximately $454 million per year, paid ratably on a monthly basis. Gas Natural Fenosa will also pay Sabine Liquefaction a contract sales price for each MMBtu of LNG delivered under the SPA of 115% of the final settlement price for the New York Mercantile Exchange Henry Hub natural gas futures contract for the month in which the relevant cargo is scheduled. The SPA is subject to certain conditions precedent, including but not limited to, Sabine Liquefaction receiving regulatory approvals, securing necessary financing arrangements and making a final investment decision to construct the liquefaction facilities. If these conditions are not satisfied before December 31, 2012, either party may terminate the contract.

In December 2011, Sabine Liquefaction entered into an SPA with GAIL under which GAIL has agreed to purchase 182,500,000 MMBtu of LNG per year (approximately 3.5 mtpa). The SPA has a term of twenty years commencing upon the date of first commercial delivery for train 4, and an extension option of up to ten years. Prior to the commencement of train 4 operations, GAIL will purchase bridge volumes of approximately 0.2 mtpa upon the commencement of operations of train 2. GAIL will pay Sabine Liquefaction a contract sales price for each MMBtu of LNG delivered under the SPA. The contract sales price will be equal to $3.00 plus 115% of the final settlement price for the New York Mercantile Exchange Henry Hub natural gas futures contract for the month in which the relevant cargo is scheduled. The fixed component of the contract price is equivalent to approximately $548 million per year. The SPA is subject to certain conditions precedent, including but not limited to, Sabine Liquefaction receiving regulatory approvals, securing necessary financing arrangements and making a final investment decision to proceed with construction of train 4 and related facilities. If these conditions are not satisfied before June 30, 2013, either party may terminate the contract.

Liquefaction Construction Contract

In November 2011, Sabine Liquefaction entered into a lump sum turnkey agreement with Bechtel. The work to be performed is for the engineering, procurement and construction of the first two liquefaction trains and related facilities at the Sabine Pass LNG terminal, with each train having a nominal capacity of approximately 4.5 mtpa. The contract provides that Sabine Liquefaction will pay Bechtel a contract price of $3.9 billion, which is subject to adjustment by change order. Bechtel has the right, among other things, to submit change orders in the event Bechtel is adversely affected as a result of a delay in the commencement of construction beyond March 31, 2012.

Refinancing of Debt

We continue to work on restructuring our finances and improving our capital structure, including the refinancing of existing debt, with the earliest maturity date thereof being approximately $298.0 million of principal due in May 2012.

Company Information

We are incorporated under the laws of the state of Delaware. Our principal executive offices are located at 700 Milam Street, Suite 800, Houston, Texas 77002, and our telephone number at that address is (713) 375-5000. Our website address is www.cheniere.com. However, information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider the information contained on our website to be part of this prospectus supplement.

THE OFFERING

Issuer	Cheniere Energy, Inc.

AMEX Symbol	“LNG”

Common stock offered by us	36,300,000 shares (or 41,745,000 shares if the underwriter’s over-allotment option is exercised in full). We may, in our discretion, increase the number of shares we are offering based on market demand.

Common stock to be outstanding after the offering	120,599,443 shares (or 126,044,443 shares if the underwriter’s over-allotment option is exercised in full)

Use of proceeds	We will use the net proceeds of approximately $287.9 million from the offering ($331.1 million if the underwriter’s over-allotment option is exercised in full), after deducting underwriting discounts and fees but before paying estimated offering expenses of approximately $200,000, for general corporate purposes, including repayment of indebtedness.

Risk Factors	An investment in our common stock involves various risks, and prospective investors should carefully consider the matters discussed under “Risk Factors” beginning on page S-9 of this prospectus supplement.

The number of shares of common stock outstanding before and after this offering is based on the number of shares outstanding as of December 5, 2011 and excludes:

•	770,157 shares of common stock reserved for issuance upon the exercise of outstanding stock options at a weighted average exercise price per share of $26.45; and

•	7,459,009 shares of common stock reserved for issuance upon the conversion of our outstanding convertible notes.

Unless we indicate otherwise, the number of shares of common stock shown to be outstanding after the offering in this prospectus supplement:

•	assumes no exercise by the underwriter of its option to purchase up to 5,445,000 additional shares of our common stock to cover over-allotments; and

•	does not give effect to the use of proceeds of this offering.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following summary historical consolidated financial information as of December 31, 2009 and 2010 and for each of the years ended December 31, 2008, 2009 and 2010 has been derived from Cheniere’s audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary historical consolidated financial information as of December 31, 2008 has been derived from our audited financial statements not incorporated by reference into this prospectus supplement. The summary historical consolidated financial information as of September 30, 2011 and for the nine months ended September 30, 2011 and 2010 has been derived from Cheniere’s unaudited consolidated financial statements incorporated by reference into this prospectus supplement. This information is only a summary and you should read it in conjunction with “Capitalization” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which discusses factors affecting the comparability of the information presented, and our consolidated financial statements and related notes, each of which is incorporated herein by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. Our historical results included below are not necessarily indicative of our future performance.

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2008	2009	2010	2010	2011
	(In thousands, except per share data)
	(audited)			(unaudited)
Consolidated Statements of Operations Data:
Revenues	$7,144	$181,126	$291,513	$216,040	$217,854
LNG terminal and pipeline development expenses	10,556	223	11,971	6,746	32,936
LNG terminal and pipeline operating expenses	14,522	36,857	42,415	31,673	29,023
Depreciation, depletion and amortization	24,346	54,229	63,251	47,885	46,282
Oil and gas production and exploration costs and other	526	471	627	343	2,117
General and administrative expense	122,678	65,830	68,626	51,273	57,116
Restructuring charges(2)	78,704	20	—	—	—

Income (loss) from operations	(244,188)	23,496	104,623	78,120	50,380
Gain (loss) from equity method investments(3)	(4,800)	—	128,330	128,330	—
Gain (loss) from early extinguishment of debt(4)	(10,691)	45,363	(50,320)	(1,011)	—
Derivative gain	4,652	5,277	461	461	(1,164)
Interest expense, net	(147,136)	(243,295)	(262,046)	(198,044)	(193,867)
Interest income	20,337	1,405	534	236	408
Other income (expense)	90	99	24	130	(163)
Non-controlling interest	8,777	6,165	2,191	1,708	3,459

Net income (loss)	$(372,959)	$(161,490)	$(76,203)	$9,930	$(140,947)

Net loss per share (basic)	$(7.87)	$(3.13)	$(1.37)	$0.18	$(1.94)
Net loss per share (diluted)	$(7.87)	$(3.13)	$(1.37)	$0.16	$(1.94)
Weighted average shares outstanding (basic)	47,365	51,598	55,765	55,316	72,739
Weighted average shares outstanding (diluted)	47,365	51,598	55,765	61,314	72,739

	As of December 31,			As of September 30, 2011
	2008	2009	2010
	(In thousands)
	(audited)			(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$102,192	$88,372	$74,161	$131,312
Current restricted cash and cash equivalents	301,550	138,309	73,062	152,534
Working capital	350,459	220,063	99,276	(282,678)
Non-current restricted cash and cash equivalents	138,483	82,892	82,892	82,892
Total liabilities	3,194,136	3,164,749	3,026,117	3,098,341
Total stockholders’ deficit	(524,216)	(649,732)	(661,631)	(664,668)

(1)	General and administrative expenses include $16.1 million, $19.2 million and $55.0 million of share-based compensation expense recognized in the years ended December 31, 2010, 2009 and 2008, respectively.
(2)	In the second quarter of 2008, we announced a cost savings program in connection with the downsizing of our natural gas marketing business activities, the nearing completion of significant construction activities for both the Sabine Pass LNG terminal and Creole Trail Pipeline and the seeking of alternative arrangements for our time charter interest in two LNG vessels.
(3)	In 2010, our investment in Freeport LNG Development, L.P. was sold, generating net cash proceeds of $104.3 million and a gain to Cheniere of $128.3 million.
(4)	Amount in 2010 relates to the cost to amend certain provisions of the term loan agreement that we entered into in August 2008 pursuant to which we obtained $250 million, which we refer to herein as the “2008 Loans.” Amount in 2009 relates to gains on the termination of $120.4 million of our Convertible Senior Unsecured Notes. Amount in 2008 relates to losses on the termination of a $95.0 million bridge loan in August 2008.

RISK FACTORS

The shares of common stock offered by this prospectus supplement may involve a high degree of risk. The following are some of the important factors that could affect our financial performance or could cause actual results to differ materially from estimates or expectations contained in our forward-looking statements. We may encounter risks in addition to those described below. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, may also impair or adversely affect our business, results of operation, financial condition, liquidity and prospects.

The risk factors in this prospectus supplement are grouped into the following categories:

•	Risks Relating to Our Financial Matters;

•	Risks Relating to Our LNG Terminal Business;

•	Risks Relating to Our Natural Gas Pipeline Business;

•	Risks Relating to Our LNG and Natural Gas Marketing Business;

•	Risks Relating to Our LNG Businesses in General;

•	Risks Relating to Our Business in General; and

•	Risks Relating to Our Common Stock and This Offering

Risks Relating to Our Financial Matters

Our existing level of cash resources, negative operating cash flow and significant debt could cause us to have inadequate liquidity and could materially and adversely affect our business, financial condition and prospects.

As of September 30, 2011, we had $131.3 million of cash and cash equivalents and $152.5 million of current restricted cash and cash equivalents, and we had $3.0 billion of total debt outstanding on a consolidated basis (before debt discounts). We incur significant interest expense (which is currently approximately $221 million on an annual basis) primarily relating to the assets at the Sabine Pass LNG terminal, and we may incur significant additional debt and costs in connection with expansion of the Sabine Pass LNG terminal to provide bi-directional service. Our ability to make payments on and to refinance our indebtedness and to fund our capital expenditures will depend on our ability to generate cash in the future. Our business may not generate sufficient cash flow from operations, currently anticipated costs may increase, or future borrowings may not be available to us, which could cause us to be unable to pay or refinance our indebtedness or to fund our other liquidity needs.

We have a significant amount of debt which we may be unable to repay, refinance, or extend on commercially reasonable terms or at all, which could materially and adversely affect our business, financial condition and prospects.

As of September 30, 2011, we had $3.0 billion of total consolidated indebtedness (before debt discounts). We do not currently have financial resources, and may not be able to access external financial resources, sufficient to enable us to repay our earliest maturing debt or our subsequently maturing debt. If we are unable to refinance, extend or otherwise satisfy our earliest maturing debt, we may seek to reorganize under the protection of available reorganization statutes and may make such a determination at a time prior to our earliest debt maturity date.

In order to obtain many types of financing, we may have to accept terms that are disadvantageous to us or that may have an adverse impact on our current or future business, operations or financial condition. For example:

•

borrowings, debt issuances, or extensions of debt maturities may subject us to certain restrictive covenants, including covenants restricting our ability to raise additional capital or cross-defaults to our other indebtedness;

•

borrowings or debt issuances at the project level may subject the project entity to restrictive covenants, including covenants restricting its ability to make distributions to us or limiting our ability to sell our interests in such entity; and

•	additional sales of interests in our projects would reduce our interest in future revenues.

•

Our substantial indebtedness and restrictions contained in existing or future debt agreements could adversely affect our ability to operate our business and pursue our liquefaction project, and could prevent us from satisfying or refinancing our debt obligations.

Our substantial indebtedness and restrictions contained in existing or future debt agreements could have important adverse consequences, including:

•	limiting our ability to attract customers;

•	limiting our ability to compete with other companies that are not as highly leveraged;

•

limiting our flexibility in and ability to plan for or react to changing market conditions in our industry and to economic downturns, and making us more vulnerable than our less leveraged competitors to an industry or economic downturn;

•

limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service debt, including indebtedness that we may incur in the future;

•

limiting our ability to obtain additional financing to fund the expansion of the Sabine Pass LNG terminal to provide bi-directional service, our capital expenditures, working capital, acquisitions, debt service requirements or liquidity needs for general business or other purposes; and

•

resulting in a material adverse effect on our business, results of operations and financial condition if we are unable to service or refinance our indebtedness or obtain additional financing, as needed.

Our substantial indebtedness and the restrictive covenants contained in our existing or future debt agreements may not allow us the flexibility that we need to operate our business in an effective and efficient manner and may prevent us from taking advantage of strategic and financial opportunities that would benefit our business, such as Cheniere Partners’ liquefaction project. If we fail to comply with the restrictions contained in the agreements governing our existing indebtedness or any subsequent financing agreements, a default may allow our creditors, if the agreements so provide, to accelerate the related indebtedness as well as any other indebtedness to which cross-acceleration or cross-default provision applies.

If we are unsuccessful in operating our business or taking advantage of such opportunities, due to our substantial indebtedness or other factors, we may be unable to repay, refinance or extend our indebtedness on commercially reasonable terms or at all.

Sabine Pass LNG may be restricted under the terms of the Sabine Pass Indenture from making distributions under certain circumstances, which may limit Cheniere Partners’ ability to pay or increase distributions to us, which could materially and adversely affect us.

The Sabine Pass Indenture restricts payments that Sabine Pass LNG can make to Cheniere Partners in certain events and limits the indebtedness that Sabine Pass LNG can incur. Sabine Pass LNG is permitted to pay distributions to Cheniere Partners only after the following payments have been made:

•

an operating account has been funded with amounts sufficient to cover the succeeding 45 days of operating and maintenance expenses, maintenance capital expenditures and obligations, if any, under an assumption agreement and a state tax sharing agreement;

•

one-sixth of the amount of interest due on the $550 million of 7 1/4% Senior Secured Notes and $1,665.5 million of 7 1/2% Senior Secured Notes of Sabine Pass LNG, which we refer to collectively as the Senior Notes, which are issued pursuant to a single indenture, which we refer to as the Sabine Pass Indenture, on the next interest payment date (plus any shortfall from any such month subsequent to the preceding interest payment date) has been transferred to a debt payment account;

•	outstanding principal on the Senior Notes then due and payable has been paid;

•	taxes payable by Sabine Pass LNG or the guarantors of the Senior Notes and permitted payments in respect of taxes have been paid; and

•	the debt service reserve account has on deposit the amount required to make the next interest payment on the Senior Notes.

In addition, Sabine Pass LNG will only be able to make distributions to Cheniere Partners in the event that it could, among other things, incur at least $1.00 of additional indebtedness under the fixed charge coverage ratio test of 2:1 at the time of payment and after giving pro forma effect to the distribution.

Sabine Pass LNG is also prohibited under the Sabine Pass Indenture from paying distributions to Cheniere Partners or incurring additional indebtedness upon the occurrence of any of the following events, among others:

•	a default for 30 days in the payment of interest on, or additional interest, if any, with respect to, the Senior Notes;

•	a failure to pay any principal of, or premium, if any, on the Senior Notes;

•	a failure by Sabine Pass LNG to comply with various covenants in the Sabine Pass Indenture;

•	a failure to observe any other agreement in the Sabine Pass Indenture beyond any specified cure periods;

•

a default under any mortgage, indenture or instrument governing any indebtedness for borrowed money by Sabine Pass LNG in excess of $25.0 million if such default results from a failure to pay principal or interest on, or results in the acceleration of, such indebtedness;

•	a final money judgment or decree (not covered by insurance) in excess of $25.0 million is not discharged or stayed within 60 days following entry;

•	a failure of any material representation or warranty in the security documents entered into in connection with the indenture to be correct;

•	the Sabine Pass LNG terminal project is abandoned; or

•	certain events of bankruptcy or insolvency.

Sabine Pass LNG’s inability to pay distributions to Cheniere Partners or to incur additional indebtedness as a result of the foregoing restrictions in the Sabine Pass Indenture may inhibit Cheniere Partners’ ability to pay or increase distributions to Cheniere Partners’ unitholders.

The fixed charge coverage ratio test contained in the Sabine Pass Indenture could prevent Sabine Pass LNG from making cash distributions. As a result, Cheniere Partners may be prevented from making distributions to us, which could materially and adversely affect us.

Sabine Pass LNG is not permitted to make cash distributions if its consolidated cash flow is not at least twice its fixed charges, calculated as required in the Sabine Pass Indenture. In order to satisfy this fixed charge coverage ratio test, we estimate that Sabine Pass LNG’s consolidated cash flow, as defined in the Sabine Pass Indenture, must be greater than approximately $375 million. Thus, TUA payments from Cheniere Investments are needed in addition to the TUA payments from Chevron U.S.A. Inc., or Chevron, and Total Gas and Power North America, Inc., or Total. Cheniere Investments has not commercialized its reserved regasification capacity or implemented its liquefaction project and may have difficulty making its TUA payments.

The fixed charge coverage ratio test contained in the Sabine Pass Indenture may not be met if Cheniere Investments’ payments to Sabine Pass LNG cease to be recognizable as revenue under U.S. generally accepted accounting principles, or GAAP. Even if Sabine Pass LNG receives the contracted payments under the Cheniere Investments TUA, the fixed charge coverage test will not be satisfied if those payments do not constitute revenues under GAAP, as then in effect. If the fixed charge coverage ratio test is not satisfied, Sabine Pass LNG will not be permitted by the Sabine Indenture to make distributions to Cheniere Partners, which may prevent Cheniere Partners from making distributions to us, which could have a material and adverse effect on our business, results of operations, financial condition and prospects.

Cheniere Partners’ ability to pay cash distributions on the common units we hold could be limited if Cheniere Marketing fails to make payments to Cheniere Investments under the Variable Capacity Rights Agreement, or VCRA, if Cheniere Investments fails to make payments to Sabine Pass LNG under its TUA, or if Sabine Pass LNG fails to make cash distributions.

Under the VCRA, Cheniere Marketing is required to pay for taxes and new regulatory costs incurred under the Cheniere Investments TUA. Cheniere Marketing is also required to use commercially reasonable efforts to commercialize Cheniere Investments’ TUA to the extent that neither Cheniere Marketing nor Cheniere Investments is obligated to the contrary under other agreements. Cheniere Marketing is further obligated to make payments to Cheniere Partners up to a maximum of $1.6 million per year to the extent that Cheniere Partners has a shortfall between its available cash and its initial quarterly distributions to its common unitholders.

In addition, even if Sabine Pass LNG received the contracted payments under the Cheniere Investments TUA, the fixed charge coverage test will not be satisfied if those payments do not constitute revenue under GAAP as then in effect and as provided in the Sabine Pass Indenture. Because the Cheniere Investments TUA is an agreement between related parties, payments under the Cheniere Investments TUA may not constitute revenues under GAAP as currently in effect if Cheniere Investments is determined to lack economic substance apart from Sabine Pass LNG. We believe Cheniere Investments could be determined to lack economic substance apart from Sabine Pass LNG if, for example, Cheniere Investments has no substantive business and is not pursuing, and has no prospect of developing, any substantive business apart from its TUA with Sabine Pass LNG.

If Cheniere Investments does not receive distributions from Sabine Pass LNG, Cheniere Partners may not be able to continue to make distributions to us, which could have a material and adverse effect on our business, results of operations, financial condition and prospects.

Our ability to generate needed amounts of cash is substantially dependent upon TUAs with two third-party Sabine Pass LNG customers, and we will be materially and adversely affected if either customer fails to perform its TUA obligations for any reason.

Our future results and liquidity are substantially dependent upon performance by Chevron and Total, each of which has entered into a TUA with Sabine Pass LNG and agreed to pay us approximately $125 million annually.

We are dependent on each customer’s continued willingness and ability to perform its obligations under its TUA. We are also exposed to the credit risk of the guarantors of these customers’ obligations under their respective TUAs in the event that we must seek recourse under a guaranty. If either customer fails to perform its obligations under its TUA, our business, results of operations, financial condition and prospects could be materially and adversely affected, even if we were ultimately successful in seeking damages from that customer or its guarantor for a breach of the TUA.

Each customer’s TUA for capacity at the Sabine Pass LNG terminal is subject to termination under certain circumstances.

Each of Sabine Pass LNG’s long-term TUAs contains various termination rights. For example, each customer may terminate its TUA if the Sabine Pass LNG terminal experiences a force majeure delay for longer than 18 months, fails to redeliver a specified amount of natural gas in accordance with the customer’s redelivery nominations or fails to accept and unload a specified number of the customer’s proposed LNG cargoes. We may not be able to replace these TUAs on desirable terms, or at all, if they are terminated.

Our ability to generate needed amounts of cash is also dependent upon our ability to commercially exploit the capacity at the Sabine Pass LNG terminal that we have reserved for our own account.

Our ability to achieve profitability in the future is significantly dependent upon our ability to commercially exploit the capacity that Cheniere Investments has reserved at the Sabine Pass LNG terminal. As discussed below under “—Risks Relating to Our LNG and Natural Gas Marketing Business,” Cheniere Investments may be unable to commercially exploit its capacity at the Sabine Pass LNG terminal. There are significant risks attendant to Cheniere Investments’ future ability to generate additional operating cash flow. Failure by Cheniere Investments to succeed in commercially exploiting its reserved capacity at the Sabine Pass LNG terminal could materially and adversely affect our business, results of operations, financial condition and prospects.

In order to generate needed amounts of cash, we may sell equity or equity-related securities or assets, including equity interests in Cheniere Partners. Such sales could dilute our stockholders’ proportionate indirect interests in the assets, business operations and proposed liquefaction and other projects of Cheniere Partners or other subsidiaries, and could adversely affect the market price of our common stock.

We have pursued and are pursuing a number of alternatives in order to generate needed amounts of cash, including potential issuances and sales of additional equity or equity-related securities by us, Cheniere Partners, or both, and potential sales of assets, including units of limited partner interest we currently hold in Cheniere Partners. Such sales, in one or more transactions, could dilute our stockholders’ proportionate indirect interests in the assets, business operations and proposed projects of Cheniere Partners, including its proposed liquefaction project, or in other subsidiaries. In addition, such sales, or the anticipation of such sales, could adversely affect the market price of our common stock.

We have not been profitable historically, and we have not had positive operating cash flow. Our ability to achieve profitability and generate positive operating cash flow in the future is subject to significant uncertainty.

We had net losses of $76.2 million, $161.5 million and $373.0 million (as adjusted), for the years ended December 31, 2010, 2009 and 2008, respectively. In addition, our net cash flow used in operating activities was $16.9 million, $97.9 million and $142.1 million for the years ended December 31, 2010, 2009 and 2008, respectively. In the future, we may incur operating losses and experience negative operating cash flow. We may not be able to reduce costs, increase revenues, or reduce our debt service obligations sufficiently to maintain our cash resources, which could cause us to have inadequate liquidity to continue our business.

Risks Relating to Our LNG Terminal Business

Operation of the Sabine Pass LNG terminal, and other LNG terminals that we may construct, involves significant risks.

As more fully discussed in these Risk Factors, the Sabine Pass LNG terminal faces operational risks, including the following:

•	performing below expected levels of efficiency;

•	breakdown or failures of equipment or systems;

•	operational errors by vessel or tug operators or others;

•	operational errors by us or any contracted facility operator or others;

•	labor disputes; and

•	weather-related interruptions of operations.

To maintain the cryogenic readiness of the Sabine Pass LNG terminal, Sabine Pass LNG may need to purchase and process LNG. Sabine Pass LNG’s third-party customers have the obligation to procure LNG if necessary for the Sabine Pass LNG terminal to maintain its cryogenic state. If they fail to do so, Sabine Pass LNG may need to procure such LNG.

Sabine Pass LNG needs to maintain the cryogenic readiness of the Sabine Pass LNG terminal. Together with Sabine Pass LNG, the two third-party customers have the obligation to maintain minimum inventory levels, and under certain circumstances, to procure LNG to maintain the cryogenic readiness of the terminal. In the event that aggregate minimum inventory levels are not maintained, Sabine Pass LNG has the right to procure a cryogenic readiness cargo, and to the extent that the third-party customers have failed to maintain their minimum inventory levels, be reimbursed by each customer for their allocable share of the LNG acquisition costs. If Sabine Pass LNG is not able to obtain financing on acceptable terms, it will need to maintain sufficient working capital for such a purchase until it receives reimbursement for the allocable costs of the LNG from its third-party customers or sells the regasified LNG. Sabine Pass LNG may also bear commodity price and other risks of purchasing LNG, holding it in its inventory for a period of time and selling the regasified LNG.

Sabine Pass LNG may be required to purchase natural gas to provide fuel at the Sabine Pass LNG terminal, which would increase operating costs and could have a material adverse effect on our results of operations.

Sabine Pass LNG’s TUAs provide for an in-kind deduction of 2% of the LNG delivered to the Sabine Pass LNG terminal, which it uses primarily as fuel for revaporization and self-generated power and to cover natural gas unavoidably lost at the facility. There is a risk that this 2% in-kind deduction will be insufficient for these needs and that Sabine Pass LNG will have to purchase additional natural gas from third parties. Sabine Pass LNG will bear the cost and risk of changing prices for any such fuel.

Hurricanes or other disasters could adversely affect us.

In August and September of 2005, Hurricanes Katrina and Rita damaged coastal and inland areas located in Texas, Louisiana, Mississippi and Alabama. Construction at the Sabine Pass LNG terminal site was temporarily suspended in connection with Hurricane Katrina, as a precautionary measure. Approximately three weeks after the occurrence of Hurricane Katrina, the Sabine Pass LNG terminal site was again secured and evacuated in anticipation of Hurricane Rita, the eye of which made landfall to the east of the site. As a result of these 2005 storms and related matters, the Sabine Pass LNG terminal experienced construction delays and increased costs. In September 2008, Hurricane Ike struck the Texas and Louisiana coast, and we experienced damage at the Sabine Pass LNG terminal.

Future storms and related storm activity and collateral effects, or other disasters such as explosions, fires, floods or accidents, could result in damage to, or interruption of operations at, the Sabine Pass LNG terminal or related infrastructure, as well as delays or cost increases in the construction of Cheniere Partners’ proposed liquefaction facilities or our other LNG terminals. If there are changes in the global climate, storm frequency and intensity may increase; should it result in rising seas, our coastal operations would be impacted.

Failure to obtain and maintain approvals and permits from governmental and regulatory agencies with respect to the development, construction and operation of our LNG terminals could impede operations and construction and could have a material adverse effect on us.

The design, construction and operation of LNG terminals is a highly regulated activity. The FERC’s approval under Section 3 of the Natural Gas Act of 1938, which we refer to as the NGA, as well as several other material governmental and regulatory approvals and permits, are required in order to construct and operate an LNG terminal. Although Sabine Pass LNG has obtained all of the necessary authorizations to operate the Sabine Pass LNG terminal, such authorizations are subject to ongoing conditions imposed by regulatory agencies, and additional approval and permit requirements may be imposed.

Cheniere Partners and its subsidiaries will require governmental approvals and authorizations to implement the proposed business strategy to construct and operate a liquefaction and LNG export facility at the Sabine Pass LNG terminal site. In particular, Cheniere Partners and its subsidiaries will need authorization from the FERC to construct and operate the proposed liquefaction facilities.

There is no assurance that Cheniere Partners and its subsidiaries will obtain and maintain these governmental permits, approvals and authorizations, and failure to obtain and maintain any of these permits, approvals or authorizations could have a material adverse effect on our business, results of operations, financial condition and prospects.

We may not be able to enter into satisfactory commercial arrangements with third-party customers for services at our LNG terminals. We may change our business strategy regarding how and when we market LNG terminal capacity.

We have historically entered into long-term TUAs for a portion of the regasification capacity at our Sabine Pass LNG terminal. We have recently entered into long-term SPAs for a portion of the liquefaction capacity at our proposed liquefaction facility. The portions of our total regasification and liquefaction capacity that we plan to commit under long-term agreements may change in the future for various reasons, including responding to market factors or perceived opportunities that we believe may be available to us.

Our ability to obtain financing for Cheniere Partners’ proposed liquefaction facilities or our other LNG facilities is expected to be contingent upon, among other things, our ability to enter into sufficient long-term commercial agreements in advance of the commencement of construction. We may not be successful in negotiating additional third-party agreements for services at our Sabine Pass LNG terminal or any agreements for services at our other LNG terminals.

We may also change our business strategy due to our inability to enter into agreements with customers or based on our views regarding future prices, demand and supply of LNG, natural gas, liquefaction capacity and regasification capacity. If our efforts to market LNG terminal and related pipeline capacity are not successful, our business, results of operations, financial condition and prospects could be materially and adversely affected.

The construction of Cheniere Partners’ expansion project to add liquefaction capacity at the Sabine Pass LNG terminal will be subject to a number of development risks, which could cause cost overruns and delays or prevent completion of the project.

Key factors that may affect the timing of, and our ability to complete, the expansion project at the Sabine Pass LNG terminal to add bi-directional service include, but are not limited to:

•

the issuance and/or continued availability of necessary permits, licenses and approvals from the FERC and the DOE, other governmental agencies and third parties as are required to construct and operate the expansion project;

•	the availability of sufficient and timely financing on reasonable terms, or at all;

•	our ability to satisfy the conditions precedent in SPAs with BG and Gas Natural Fenosa by December 31, 2012 and GAIL by June 30, 2013;

•

our ability to obtain additional satisfactory long-term agreements with customers for services at the Sabine Pass LNG terminal and for these customers to perform under those agreements during the terms thereof and to maintain their creditworthiness;

•	our ability to access financing to meet the conditions precedent in our contract with Bechtel by December 31, 2012 in order to commence construction of the first two liquefaction trains;

•

our ability to enter into additional satisfactory agreements with contractors and to maintain good relationships with these contractors in order to construct the liquefaction facilities within the expected cost parameters, and the ability of those contractors to perform their obligations under the contracts and to maintain their creditworthiness;

•

unanticipated changes in domestic and international market demand for and supply of natural gas and LNG, which will depend, in part, on supplies of, and prices for, alternative energy sources and the discovery of new sources of natural resources;

•	competition with other domestic and international LNG terminals;

•	local and general economic conditions;

•	catastrophes, such as explosions, fires and product spills;

•	resistance in the local community to the expansion of the Sabine Pass LNG terminal;

•	labor disputes; and

•	weather conditions, such as hurricanes.

Delays in the construction of the Sabine Pass LNG expansion project beyond the estimated development periods, as well as cost overruns, could increase the cost of completion beyond the amounts that we estimate, which could require us to obtain additional sources of financing to fund our operations until the expansion project is constructed (which could cause further delays). Any delay in completion of the expansion project may also cause a delay in the receipt of revenues projected from the expansion project or cause a loss of one or more customers in the event of significant delays. As a result, any significant construction delay, whatever the cause, could have a material adverse effect on our business, results of operations, financial condition and prospects.

We may not be successful in implementing our proposed business strategy to provide liquefaction services at the Sabine Pass LNG terminal.

A significant element of our strategy to monetize our reserved capacity at the Sabine Pass LNG terminal is to develop liquefaction facilities at the terminal, which is in the early stages of development. Our proposed addition of liquefaction facilities and services at the Sabine Pass LNG terminal will require very significant financial resources, which may not be available on terms reasonably acceptable to us or at all. Costs overruns or delays could adversely affect permitting or construction of the liquefaction facilities. Our contract with Bechtel to construct the first two liquefaction trains requires that we secure financing in the amount of the contract price by March 31, 2012 or Bechtel has the right to submit change orders. Our SPAs with BG, Gas Natural Fenosa and GAIL also contain certain conditions precedent, including, but not limited to, receiving regulatory approvals, securing necessary financing arrangements and making a final investment decision to construct the liquefaction facilities. If these conditions are not met by December 31, 2012 with respect to BG and Gas Natural Fenosa and June 30, 2013 with respect to GAIL, either party may terminate the contract. If we are unable to obtain adequate and timely financing on satisfactory terms, Bechtel, BG, Gas Natural Fenosa and GAIL may terminate their respective contracts with us and we may not be able to enter into contracts with another contractor or customer on similar terms or at all. Furthermore, we may not be able to obtain additional customer commitments to use the liquefaction services, without which we would not be able to finance additional liquefaction trains or facilities. It will take several years to construct the liquefaction facilities, and we do not expect the first liquefaction train to be operational until at least 2015. Even if successfully constructed, the liquefaction facilities would be subject to many of the same operating risks described herein with respect to the Sabine Pass LNG terminal. Accordingly, there are many risks associated with our proposed liquefaction facilities, and if we are not successful in implementing our business strategy, we may not be able to generate additional cash flows, which could have a material adverse impact on our business, results of operations, financial condition, liquidity and prospects.

The operation of the Sabine Pass LNG terminal and the liquefaction project are subject to significant operating hazards and uninsured risks, one or more of which may create significant liabilities and losses that could have a material and adverse effect on us.

The operation of the Sabine Pass LNG terminal and the liquefaction project are subject to the inherent risks associated with this type of operation, including explosions, pollution, release of toxic substances, fires, hurricanes and adverse weather conditions, and other hazards, each of which could result in significant delays in commencement or interruptions of operations and/or in damage to or destruction of the Sabine Pass LNG terminal site and assets or damage to persons and property. In addition, operations at the Sabine Pass LNG terminal site and the facilities and vessels of third parties on which our operations are dependent face possible risks associated with acts of aggression or terrorism.

We do not, nor do we intend to, maintain insurance against all of these risks and losses. We may not be able to maintain desired or required insurance in the future at rates that we consider reasonable. The occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on our business, results of operations, financial condition, liquidity and prospects.

Existing and future environmental and similar laws and regulations could result in increased compliance costs or additional operating costs and restrictions.

Our business is and will be subject to extensive federal, state and local laws and regulations that govern, among other things, discharges to air and water; the handling, storage and disposal of hazardous chemicals, hazardous waste, and petroleum products; and remediation associated with the release of hazardous substances. Many of these laws and regulations, such as the Clean Air Act, or CAA, the Oil Pollution Act, the Clean Water Act, or CWA, and the Resource Conservation and Recovery Act, or RCRA, and analogous state laws and regulations, restrict or prohibit the types, quantities and concentration of substances that can be released into the environment in connection with the construction and operations of the Sabine Pass LNG terminal and liquefaction facilities and require us to maintain permits and provide governmental authorities with access to our facilities for inspection and reports related to our compliance. Violation of these laws and regulations could lead to substantial fines and penalties, and maintaining or achieving compliance with them could require capital expenditures for pollution control equipment. Moreover, federal and state laws impose liability, without regard to fault or the lawfulness of the original conduct, for the release of certain types or quantities of hazardous substances into the environment. As the owner and operator of an LNG terminal or liquefaction facility, we could be liable for the costs of cleaning up hazardous substances released into the environment and for damage to natural resources. Such fines and penalties, capital expenditures and cleanup obligations could have a material adverse effect on our business, results of operations, financial condition, liquidity and prospects.

There are numerous regulatory approaches currently in effect or being considered to address greenhouse gases, including possible future U.S. treaty commitments, new federal or state legislation that may impose a carbon emissions tax or establish a cap-and-trade program, and regulation by the U.S. Environmental Protection Agency, or EPA. For example, the adoption of frequently proposed legislation implementing a carbon tax on energy sources that emit carbon dioxide into the atmosphere may have a material adverse effect on the ability of our customers (i) to import LNG, if imposed on them as importers of potential emission sources, or (ii) to sell regasified LNG, if imposed on them or their customers as natural gas suppliers or consumers. In addition, as we consume retainage gas at the Sabine Pass LNG terminal this carbon tax may also be imposed on us directly.

Risks Relating to Our Natural Gas Pipeline Business

Our existing and proposed pipelines will be dependent upon a few potential customers, and our pipeline business could be materially and adversely affected if we lost any one of those customers.

We do not currently have any third-party, firm transportation customers for our existing or proposed pipelines. Failure to obtain any third-party, firm transportation customers could have a material adverse impact on our business.

Our interstate natural gas pipelines, including their FERC gas tariffs, are subject to FERC regulation.

Our interstate natural gas pipelines, as well as the tariffs pursuant to which we provide transportation services, are subject to regulation by the FERC. Our FERC tariffs, which contain pro forma transportation agreements, must be filed and approved by the FERC. Before we enter into a transportation agreement with a shipper that contains a term that materially deviates from our tariff, we must seek FERC approval. The FERC may approve the material deviation in the transportation agreement; however, in that case, the materially deviating terms must be made available to our other similarly-situated customers. If we fail to seek FERC approval of a transportation agreement that materially deviates from our tariff, or if the FERC audits our contracts and finds deviations that appear to be unduly discriminatory, the FERC could conduct a formal enforcement investigation, resulting in civil penalties and/or onerous ongoing compliance obligations.

Should we fail to comply with all applicable FERC-administered statutes, rules, regulations and orders, we could be subject to substantial penalties and fines. Under the Energy Policy Act of 2005, or EPAct, the FERC has civil penalty authority under the NGA to impose penalties for current violations of up to $1.0 million per day for each violation.

The FERC could change its current ratemaking policies, and those changes could have adverse effects on our proposed pipelines.

Pipeline safety integrity programs and repairs may impose significant costs and liabilities on us.

The Federal Office of Pipeline Safety has issued a final rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate certain areas along their pipelines and to take additional measures to protect pipeline segments located in what the rule refers to as “high consequence areas” where a leak or rupture could potentially do the most harm. The final rule requires operators to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

•	improve data collection, integration and analysis;

•	repair and remediate the pipeline as necessary; and

•	implement preventive and mitigating actions.

We are required to maintain pipeline integrity testing programs that are intended to assess pipeline integrity. The rule, or an increase in public expectations for pipeline safety, may require additional reporting and more frequent inspection or testing of our pipeline facilities. Any repair, remediation, preventative or mitigating actions may require significant capital and operating expenditures. Should we fail to comply with the Office of Pipeline Safety’s rules and related regulations and orders, we could be subject to penalties and fines.

Any reduction in the capacity of, or the allocations to, interconnecting, third-party pipelines could cause a reduction of volumes transported in our pipelines, which would adversely affect our revenues and cash flow.

We will be dependent upon third-party pipelines and other facilities to provide delivery options to and from our pipelines. If any pipeline connection were to become unavailable for volumes of natural gas due to repairs, damage to the facility, lack of capacity or any other reason, our ability to continue shipping natural gas to end markets could be restricted, thereby reducing our revenues. Any permanent interruption at any key pipeline interconnect which caused a material reduction in volumes transported on our pipelines could have a material adverse effect on our business, results of operations and financial condition.

Failure to obtain and maintain approvals and permits from governmental and regulatory agencies with respect to the development and operation of our natural gas pipelines would have a detrimental effect on us and our pipeline projects.

The construction and operation of interstate natural gas pipelines and the transportation of natural gas in interstate commerce are all highly regulated activities. FERC approval under Section 7 of the NGA, as well as several other material state governmental and regulatory approvals and permits, are required in order to construct and operate an interstate pipeline. We must also obtain several other material governmental and regulatory approvals and permits in order to construct and operate pipelines, including several under the CAA and the CWA from the U.S. Army Corps of Engineers and state environmental agencies. We have no control over the timing of the review and approval process nor can we predict the outcome of the process. We do not know whether or when any such approvals or permits can be obtained, or whether or not any third parties will attempt to interfere with our ability to obtain and maintain such permits or approvals. If we are unable to obtain and maintain the necessary approvals and permits, we may not be able to recover our investment in the pipeline projects. Failure to obtain and maintain any of these approvals and permits could have a material adverse effect on our business, results of operations, financial condition and prospects.

Our pipeline business could be materially and adversely affected if we lose the right to situate our pipelines on property owned by third parties.

We do not own the land on which our pipelines are situated, and we are subject to the possibility of increased costs to retain necessary land use rights. If we were to lose these rights or be required to relocate our pipelines, our business could be materially and adversely affected.

Risks Relating to Our LNG and Natural Gas Marketing Business

We may be unable to commercially exploit Cheniere Investments’ regasification capacity at the Sabine Pass LNG terminal.

Our ability to commercially exploit Cheniere Investments’ reserved capacity will depend upon whether we can successfully enter into TUAs for some or all of the reserved capacity, enter into term LNG purchase agreements for the reserved capacity, or purchase spot cargoes. We will encounter significant competition and may encounter many expenses, delays, problems and difficulties that we have not anticipated and for which we have not planned in our efforts to commercially exploit Cheniere Investments’ reserved TUA regasification capacity. Our success in commercially exploiting the TUA capacity that Cheniere Investments has reserved at the Sabine Pass LNG terminal is subject to substantial risks, including the following:

•

we do not have unconditional agreements or arrangements for any supplies of LNG or for the utilization of Cheniere Investments’ reserved regasification capacity, and we may not be able to obtain such agreements or arrangements on economical terms, or at all;

•

we do not have unconditional commitments from customers for the purchase of the LNG or natural gas that we propose to sell from the Sabine Pass LNG terminal, and we may not be able to obtain commitments or other arrangements on economical terms, or at all;

•

in order to arrange for supplies of LNG, and for transportation, storage and sales of natural gas, we will require significant credit support and funding, which we may not be able to obtain on terms that are acceptable to us, or at all; and

•

even if we are able to arrange for and finance supplies and transportation of LNG to the Sabine Pass LNG terminal, and for transportation, storage and sales of natural gas to customers, we may experience negative cash flows and adverse liquidity effects due to fluctuations in supply, demand and price for LNG, for transportation of LNG, for natural gas and for storage and transportation of natural gas.

Our success may also be limited by access to capital and Cheniere Marketing’s and Cheniere Investments’ lack of credit ratings. These factors create financial obstacles and exacerbate the risk that we will not be able to enter into commercial arrangements with third parties to commercially exploit all of the reserved regasification capacity at the Sabine Pass LNG terminal on commercially advantageous terms or at all.

Any or all of these factors, as well as risk factors described elsewhere herein and other risk factors that we may not be able to anticipate, control or mitigate, could have a material adverse effect on our ability to commercially exploit Cheniere Investments’ reserved regasification capacity at the Sabine Pass LNG terminal, which in turn could materially and adversely affect our business, results of operations, financial condition, prospects and liquidity.

Our use of hedging arrangements may adversely affect our future results of operations or liquidity.

To reduce our exposure to fluctuations in the price, volume and timing risk associated with the marketing of LNG and natural gas, we use futures, swaps and option contracts traded or cleared on the Intercontinental Exchange (ICE) and NYMEX, or over-the-counter options and swaps with other natural gas merchants and financial institutions. Hedging arrangements would expose us to risk of financial loss in some circumstances, including when:

•	expected supply is less than the amount hedged;

•	the counterparty to the hedging contract defaults on its contractual obligations; or

•	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

Our hedging arrangements may also limit the benefit that we would receive from increases in the prices for natural gas. The use of derivatives also may require the posting of cash collateral with counterparties, which can impact working capital when commodity prices change.

The limited capital resources and credit available to our LNG and natural gas marketing business may limit our ability to develop that business.

We have limited capital available to our LNG and natural gas marketing business. The business also currently has limited access to third-party sources of financing. Other investment-grade marketing companies have greater financial resources than we do. Our LNG and natural gas marketing business continues to develop and implement its business strategy and may not generate sufficient revenues and cash flows to cover the significant fixed costs of the business.

Our exposure to the performance and credit risks of counterparties under agreements may adversely affect our results of operations, liquidity and access to financing.

Our LNG and natural gas marketing business involves our entering into various purchase and sale, hedging and other transactions with numerous third parties, referred to as counterparties. In such arrangements, we are exposed to the performance and credit risks of our counterparties, including the risk that one or more counterparties fails to perform its obligation to make deliveries of commodities and/or to make payments. These risks may increase during periods of commodity price volatility. Defaults by suppliers and other counterparties may adversely affect our results of operations, liquidity and access to financing.

Risks Relating to Our LNG Businesses in General

Failure of imported LNG to be a competitive source of energy for North American markets could adversely affect TUA customers and could materially and adversely affect our business, results of operations, financial condition and prospects.

The success of the regasification component of our LNG terminal business, our natural gas pipeline business and our LNG and natural gas marketing business, collectively, our LNG businesses, is primarily dependent upon LNG being a competitive source of energy in North America. In North America, due mainly to a historically abundant supply of natural gas and recent discoveries of substantial quantities of unconventional, or shale, natural gas, domestic natural gas prices have remained low and imported LNG has not developed into a significant energy source. The success of the regasification services component of our business plan is dependent, in part, on the extent to which LNG can, for significant periods and in significant volumes, be produced internationally and delivered to North America at a lower cost than the cost to produce some domestic supplies of natural gas, or other alternative energy sources. Through the use of improved exploration technologies, additional sources of natural gas have recently been and may continue to be discovered in North America, which could further increase the available supply of natural gas and could result in natural gas being available at a lower cost than imported LNG. In addition to natural gas, LNG also competes in North America with other sources of energy, including coal, oil, nuclear, hydroelectric, wind and solar energy.

Other continents have a longer history of importing LNG and, due to their geographic proximity to LNG producers and limited pipeline access to natural gas supplies, may be willing and able to pay more for LNG, thereby reducing or eliminating the supply of LNG available in North American markets. Current and futures prices for natural gas in markets that compete with North America have been higher than prices for natural gas in North America, which has adversely affected the volume of LNG imports into North America. If LNG deliveries to North America continue to be constrained due to stronger demand from these competing markets, our ability and the ability of existing and prospective third-party TUA customers to import LNG into North America on a profitable basis may be adversely affected.

Political instability in foreign countries that have supplies of natural gas, or strained relations between such countries and the U.S., may also impede the willingness or ability of LNG suppliers and merchants in such countries to export LNG to the U.S. Furthermore, some foreign suppliers of LNG may have economic or other reasons to direct their LNG to non-U.S. markets or to competitors’ LNG terminals in the U.S.

As a result of these and other factors, LNG may not be a competitive source of energy in North America. The failure of LNG to be a competitive supply alternative to domestic natural gas, oil and other alternative energy sources could adversely affect our ability to enter into additional TUAs with customers and could also impede the ability to import LNG into North America on a commercial basis by us and our TUA customers, which could inhibit our growth and cause us operating losses. Any significant impediment to the ability to import LNG into the United States generally or to our LNG terminals specifically could have a material adverse effect on us, on our customers and on our business, results of operations, financial condition and prospects.

Decreases in the demand for and price of natural gas could lead to reduced development of LNG projects worldwide, which could adversely affect the regasification component of our LNG businesses and the performance of our customers and could have a material adverse effect on our business, results of operations, financial condition, liquidity and prospects.

The development of domestic LNG terminals and LNG projects generally is based on assumptions about the future price of natural gas and the availability of natural gas. Natural gas prices in North America have generally trended downward since mid-2008, and many industry experts expect that prices will stay at or below the current levels for many years. Natural gas prices have been, and are likely to continue to be, volatile and subject to wide fluctuations in response to one or more of the following factors:

•	relatively minor changes in the supply of, and demand for, natural gas in relevant markets;

•	political conditions in natural gas producing regions;

•	the extent of domestic production and importation of natural gas in relevant markets;

•	the level of demand for LNG and natural gas in relevant markets, including the effects of economic downturns or upturns;

•	weather conditions;

•	the competitive position of natural gas as a source of energy compared with other energy sources; and

•	the effect of government regulation on the production, transportation and sale of natural gas.

Adverse trends or developments affecting any of these factors could result in further decreases in the price of natural gas, leading to reduced development of LNG projects worldwide. Such reductions could adversely affect the regasification component of our LNG businesses and the performance of our customers and could have a material adverse effect on our business, results of operations, financial condition, liquidity and prospects. Furthermore, if natural gas prices remain at current levels, we may not be able to generate additional revenues from our regasification services and importing natural gas for sale in the United States may not be an economically viable business strategy.

Cyclical or other changes in the demand for LNG capacity may adversely affect our LNG businesses and the performance of our customers and could reduce our operating revenues and may cause us operating losses.

The economics of our LNG businesses could be subject to cyclical swings, reflecting alternating periods of under-supply and over-supply of LNG import or export capacity and available natural gas, principally due to the combined impact of several factors, including:

•	additions to competitive regasification capacity in North America, Europe, Asia and other markets, which could divert LNG from our existing and proposed LNG terminals;

•	competitive liquefaction capacity in North America, which could divert natural gas from our proposed liquefaction facilities at our existing and proposed LNG terminals;

•	insufficient or oversupply of LNG liquefaction or receiving capacity worldwide;

•	insufficient LNG tanker capacity;

•	reduced demand and lower prices for natural gas;

•	increased natural gas production deliverable by pipelines, which could suppress demand for LNG;

•	cost improvements that allow competitors to offer LNG regasification or liquefaction services at reduced prices;

•	changes in supplies of, and prices for, alternative energy sources such as coal, oil, nuclear, hydroelectric, wind and solar energy, which may reduce the demand for natural gas;

•

changes in regulatory, tax or other governmental policies regarding imported or exported LNG, natural gas or alternative energy sources, which may reduce the demand for imported or exported LNG and/or natural gas;

•	adverse relative demand for LNG compared to other markets, which may decrease LNG imports into or exports from North America; and

•	cyclical trends in general business and economic conditions that cause changes in the demand for natural gas.

These factors could materially and adversely affect our ability, and the ability of our current and prospective customers, to procure supplies of LNG to be imported into North America and to procure customers for LNG or regasified LNG at economical prices, or at all.

Our LNG businesses face competition, including competing LNG terminals and related pipelines, from competitors with far greater resources.

Many competing companies have secured access to, or are pursuing development or acquisition of, LNG facilities to serve the North American natural gas market, including other proposed liquefaction facilities in North America. Competitors faced by our LNG purchase, importation, regasification, storage, transportation and sale businesses in North America include major energy companies. In addition, competitors have developed or reopened additional LNG terminals in Europe, Asia and other markets, which also compete with our existing and proposed LNG facilities. We may also face competition from major energy companies and others in pursuing our proposed business strategy to provide liquefaction and export services at the Sabine Pass LNG terminal. Almost all of these competitors have longer operating histories, more development experience, greater name recognition, larger staffs and substantially greater financial, technical and marketing resources and access to natural gas and LNG supplies than we do. The superior resources that these competitors have available for deployment could allow them to compete successfully against our LNG businesses, which could have a material adverse effect on our business, results of operations, financial condition, liquidity and prospects.

Insufficient development of additional LNG liquefaction and regasification capacity worldwide could adversely affect our LNG businesses and could have a material adverse effect on our business, results of operations, financial condition, liquidity and prospects.

Commercial development of an LNG facility, including the proposed expansion of the Sabine Pass LNG terminal to add bi-directional service, takes a number of years and requires substantial capital investment. Many factors could negatively affect continued development of LNG facilities, including:

•	increased construction costs;

•	economic downturns, increases in interest rates or other events that may affect the availability of sufficient financing for LNG projects on commercially reasonable terms;

•	decreases in the price of LNG and natural gas, which might decrease the expected returns relating to investments in LNG projects;

•	the inability of project owners or operators to obtain governmental approvals to construct or operate LNG facilities;

•	political unrest or local community resistance to the siting of LNG facilities due to safety, environmental or security concerns; and

•	any significant explosion, spill or similar incident involving an LNG facility or LNG vessel.

There may be shortages of LNG vessels worldwide, which could adversely affect our LNG businesses and could have a material adverse effect on our business, results of operations, financial condition, liquidity and prospects.

The construction and delivery of LNG vessels require significant capital and long construction lead times, and the availability of the vessels could be delayed to the detriment of our LNG businesses and our customers because of:

•	an inadequate number of shipyards constructing LNG vessels and a backlog of orders at these shipyards;

•	political or economic disturbances in the countries where the vessels are being constructed;

•	changes in governmental regulations or maritime self-regulatory organizations;

•	work stoppages or other labor disturbances at the shipyards;

•	bankruptcy or other financial crisis of shipbuilders;

•	quality or engineering problems;

•	weather interference or a catastrophic event, such as a major earthquake, tsunami or fire; and

•	shortages of or delays in the receipt of necessary construction materials.

Terrorist attacks or military campaigns may adversely impact our LNG businesses.

A terrorist or military incident involving an LNG facility or LNG carrier may result in delays in, or cancellation of, construction of new LNG facilities, including our LNG terminals and related natural gas pipelines and proposed liquefaction facilities, which would increase our costs and decrease our cash flows. A terrorist incident may also result in temporary or permanent closure of existing LNG facilities, which could increase our costs and decrease our cash flows, depending on the duration of the closure. Operations at our LNG facilities could also become subject to increased governmental scrutiny that may result in additional security measures at a significant incremental cost to us. In addition, the threat of terrorism and the impact of military campaigns may lead to continued volatility in prices for natural gas that could adversely affect our LNG businesses and our customers, including their ability to satisfy their obligations to us under the commercial agreements.

Risks Relating to Our Business in General

We are subject to significant operating hazards and uninsured risks, one or more of which may create significant liabilities and losses for us.

The construction and operation of our LNG terminals, liquefaction facilities and pipelines are subject to the inherent risks associated with these types of operations, including explosions, pollution, release of toxic substances, fires, hurricanes and adverse weather conditions, and other hazards, each of which could result in significant delays in commencement or interruptions of operations and/or in damage to or destruction of our facilities or damage to persons and property. In addition, our operations and the facilities and vessels of third parties on which our operations are dependent face possible risks associated with acts of aggression or terrorism.

We do not, nor do we intend to, maintain insurance against all of these risks and losses. We may not be able to maintain desired or required insurance in the future at rates that we consider reasonable. The occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on our business, results of operations, financial condition, liquidity and prospects.

Existing and future environmental and similar laws and regulations could result in increased compliance costs or additional operating costs and restrictions.

Our business is and will be subject to extensive federal, state and local laws and regulations that govern, among other things, discharges to air and water; the handling, storage and disposal of hazardous chemicals, hazardous waste, and petroleum products; and remediation associated with the release of hazardous substances. Many of these laws and regulations, such as the CAA, the Oil Pollution Act, the CWA and the RCRA, and analogous state laws and regulations, restrict or prohibit the types, quantities and concentration of substances that can be released into the environment in connection with the construction and operation of our LNG terminals, liquefaction facilities and pipelines and require us to maintain permits and provide governmental authorities with access to our facilities for inspection and reports related to our compliance. Violation of these laws and regulations could lead to substantial fines and penalties, and maintaining or achieving compliance with them could require capital expenditures for pollution control equipment. Moreover, the federal Comprehensive Environmental Response Compensation and Liability Act and similar state laws impose liability, without regard to fault or the lawfulness of the original conduct, for the release of certain types or quantities of hazardous substances into the environment. As the owner and operator of an LNG terminal, liquefaction facility or pipeline, we could be liable for the costs of cleaning up hazardous substances released into the environment and for damage to natural resources. Such fines and penalties, capital expenditures and cleanup obligations could have a material adverse effect on our business, results of operations, financial condition, liquidity and prospects.

There are numerous regulatory approaches currently in effect or being considered to address greenhouse gases, including possible future U.S. treaty commitments, new federal or state legislation that may impose a carbon emissions tax or establish a cap-and-trade program, and regulation by the EPA. For example, the adoption of frequently proposed legislation implementing a carbon tax on energy sources that emit carbon dioxide into the atmosphere may have a material adverse effect on the ability of our customers (i) to import LNG, if imposed on them as importers of potential emission sources, or (ii) to sell regasified LNG, if imposed on them or their customers as natural gas suppliers or consumers. In addition, as we consume retainage gas at the Sabine Pass LNG terminal, this carbon tax may also be imposed on us directly.

Other future legislation and regulations, such as those relating to the transportation and security of LNG imported to or exported from the Sabine Pass LNG terminal through the Sabine Pass Channel, could cause additional expenditures, restrictions and delays in our business and to our proposed construction, the extent of which cannot be predicted and which may require us to limit substantially, delay or cease operations in some circumstances. Revised, reinterpreted or additional laws and regulations that result in increased compliance costs or additional operating costs and restrictions could have a material adverse effect on our business, results of operations, financial condition, liquidity and prospects.

We may experience increased labor costs, and the unavailability of skilled workers or our failure to attract and retain key personnel could adversely affect us.

We are dependent upon the available labor pool of skilled employees. We compete with other energy companies and other employers to attract and retain qualified personnel with the technical skills and experience required to construct and operate our LNG terminals, liquefaction facilities and pipelines and to provide our customers with the highest quality service. A shortage in the labor pool of skilled workers or other general inflationary pressures or changes in applicable laws and regulations could make it more difficult for us to attract and retain personnel and could require an increase in the wage and benefits packages that we offer, thereby increasing our operating costs. For example, in the aftermaths of Hurricanes Katrina and Rita, Bechtel and certain subcontractors temporarily experienced a shortage of available skilled labor necessary to meet the requirements of the Sabine Pass LNG terminal construction plan. As a result, we agreed to change orders with Bechtel concerning additional activities and expenditures to mitigate the hurricanes’ effects on the construction of the Sabine Pass LNG terminal. Any increase in our operating costs could materially and adversely affect our business, results of operations, financial condition and prospects.

We depend on our executive officers for various activities. We do not maintain key person life insurance policies on any of our personnel. Although we have arrangements relating to compensation and benefits with certain of our executive officers, we do not have any employment contracts or other agreements with key personnel binding them to provide services for any particular term. The loss of the services of any of these individuals could seriously harm us.

Our lack of diversification could have an adverse effect on our financial condition and results of operations.

Substantially all of our anticipated revenue in 2011 will be dependent upon one facility, the Sabine Pass LNG terminal and related pipeline located in southern Louisiana. Due to our lack of asset and geographic diversification, an adverse development at the Sabine Pass LNG terminal or pipeline, or in the LNG industry, would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets and operating areas.

We may engage in operations or make substantial commitments and investments located, or enter into agreements with counterparties located, outside the United States, which would expose us to political, governmental and economic instability and foreign currency exchange rate fluctuations.

Conducting operations or making commitments and investments located, or enter into agreements with counterparties located, outside of the United States will cause us to be affected by economic, political and governmental conditions in the countries where we engage in business. Any disruption caused by these factors could harm our business. Risks associated with operations, commitments and investments outside of the United States include risks of:

•	currency fluctuations;

•	war;

•	expropriation or nationalization of assets;

•	renegotiation or nullification of existing contracts;

•	changing political conditions;

•	changing laws and policies affecting trade, taxation and investment;

•	multiple taxation due to different tax structures; and

•	the general hazards associated with the assertion of sovereignty over certain areas in which operations are conducted.

Because our reporting currency is the United States dollar, any of our operations conducted outside the United States or denominated in foreign currencies would face additional risks of fluctuating currency values and exchange rates, hard currency shortages and controls on currency exchange. We would be subject to the impact of foreign currency fluctuations and exchange rate changes on our reporting for results from those operations in our consolidated financial statements.

We may incur impairments to goodwill or long-lived assets.

We review our long-lived assets, including goodwill and other intangible assets, for impairment annually in the fourth quarter or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Significant negative industry or economic trends, including a significant decline in the market price of our common stock, reduced estimates of future cash flows for our business segments or disruptions to our business could lead to an impairment charge of our long-lived assets, including goodwill and other intangible assets. Our valuation methodology for assessing impairment requires management to make judgments and assumptions based on historical experience and to rely heavily on projections of future operating performance. Projections of future operating results and cash flows may vary significantly from results. In addition, if our analysis results in an impairment to our goodwill, we may be required to record a charge to earnings in our consolidated financial statements during a period in which such impairment is determined to exist, which may negatively impact our results of operations.

Risks Related to Our Common Stock and This Offering

Market prices of our common stock have changed significantly and could change further.

The market price of our common stock may decline from its current levels in response to various factors and events beyond our control, including the following:

•	a shortfall in operating revenue or net income from that expected by securities analysts and investors;

•	changes in securities analysts’ estimates of our financial performance or the financial performance of our competitors or companies in our industry generally;

•	general conditions in our industry;

•	announcements of significant contracts by our competitors;

•	the passage of legislation or other regulatory developments that affect us adversely;

•	general conditions in the securities markets;

•	our issuance of a significant number of shares of our common stock; and

•	the other risk factors described herein.

We currently do not intend to pay dividends on our common stock and, consequently, you will achieve a positive return on your investment in our common stock only if the market price of our common stock appreciates above the price that you pay for it.

We currently do not plan to declare dividends on shares of our common stock for the foreseeable future. Furthermore, the payment of dividends by us is restricted by certain provisions of our debt agreements. See “Description of Capital Stock” in the accompanying prospectus for more information. Consequently, your only opportunity to achieve a return on your investment in our company will be if the market price of our common stock appreciates and you are able to sell your shares at a profit.

Future sales of our common stock in the public market could lower our stock price.

Our directors and executive officers beneficially owned approximately 5.0 million shares of our common stock as of December 5, 2011 and may receive up to 3.6 million shares of our common stock in connection with the 2009 phantom stock grants that may vest on December 15, 2011 provided the vesting conditions have been met. These stockholders will be free to sell those shares, subject to the limitations of Rule 144 or Rule 144(k) under the Securities Act and, subject to certain exceptions, the 60-day lock-up agreements that these stockholders have entered into with the underwriter. However, the market price of our common stock could decline significantly if these stockholders sell a large number of shares into the public market after this offering or if the market believes that these sales may occur.

We may also issue our common stock from time to time as consideration for future acquisitions and investments. In the event that any such acquisition or investment is significant, the number of shares of our common stock that we may issue could in turn be significant. In addition, we may also grant registration rights covering those shares in connection with any such acquisition and investment.

Delaware law and our charter documents may impede or discourage a takeover or change of control.

Certain provisions of our restated certificate of incorporation, as amended, our amended and restated by-laws, as amended, and the provisions of Delaware law, individually or collectively, may impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which could affect the market price of our common stock.

The forward-looking statements contained in this prospectus supplement are based on our predictions of future performance. As a result, you should not place undue reliance on these forward-looking statements.

This prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including, in particular, the statements about our plans, strategies, and prospects under the headings “Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Our plans, intentions or expectations included in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference may not be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference are set forth above in this “Risk Factors” section and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

USE OF PROCEEDS

Our proceeds from the sale of 36,300,000 shares of our common stock in this offering (41,745,000 shares of our common stock if the underwriter’s over-allotment option is exercised in full), will be $287.9 million ($331.1 million if the underwriter’s option to purchase additional shares is exercised in full), after deducting estimated underwriting discounts but before estimated offering expenses of approximately $200,000.

We intend to use the net proceeds from this offering for general corporate purposes, including repayment of indebtedness.

MARKET PRICE OF COMMON STOCK

Our common stock has traded on the NYSE Amex Equities under the symbol “LNG” since March 24, 2003. The table below presents the high and low daily closing sales prices of the common stock, as reported by the NYSE Amex Equities, for each quarter during 2009 and 2010 and for the period from January 1, 2011 through December 13, 2011.

	High	Low
2009
Three months ended March 31, 2009	$4.98	$3.01
Three months ended June 30, 2009	5.19	2.71
Three months ended September 30, 2009	3.47	2.50
Three months ended December 31, 2009	2.95	1.80
2010
Three months ended March 31, 2010	$3.55	$2.49
Three months ended June 30, 2010	5.20	2.55
Three months ended September 30, 2010	3.04	2.36
Three months ended December 31, 2010	6.20	2.63
2011
Three months ended March 31, 2011	$10.38	$6.25
Three months ended June 30, 2011	11.76	7.49
Three months ended September 30, 2011	10.64	5.07
October 1, 2011 through December 13, 2011	11.93	4.00

As of December 5, 2011, we had approximately 84.3 million shares of common stock outstanding held by approximately 339 record owners. The last reported sale price on the NYSE Amex Equities on December 13, 2011 was $9.34.

CAPITALIZATION

The following table sets forth our capitalization and cash position as of September 30, 2011:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the issuance and sale of 36,300,000 shares of our common stock in this offering and the use of proceeds therefrom as described under “Use of Proceeds” (assuming the underwriter has not exercised its over-allotment option).

You should read this table in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to our consolidated financial statements incorporated by reference into this prospectus supplement.

	As of September 30, 2011
	Actual	As Adjusted
	(Unaudited)
	(In thousands)
Cash and cash equivalents	$131,312	$419,062

Debt (before debt discount):
Senior Notes (including related parties):	2,215,500	2,215,500
2007 Term Loan	298,000	298,000
2008 Loans (including related parties)	282,293	282,293
Convertible Senior Unsecured Notes	204,630	204,630

Total debt	3,000,423	3,000,423
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value
Authorized: 240.0 million shares at September 30, 2011
Issued and outstanding: 82.8 million shares at September 30, 2011 and 119.1 million shares, as adjusted	248	357
Treasury stock: 1.7 million at September 30, 2011, at cost	(6,067)	(6,067)
Additional paid-in-capital	543,776	831,417
Accumulated deficit	(1,202,396)	(1,202,396)
Accumulated other comprehensive income	(229)	(229)

Total stockholders’ deficit	(664,668)	(376,918)
Non-controlling interest	217,770	217,770

Total deficit	(446,898)	(159,148)

Total capitalization	$2,553,525	$2,841,275

BUSINESS

Cheniere Energy, Inc., a Delaware corporation, is a Houston-based energy company primarily engaged in LNG-related businesses. We own and operate the Sabine Pass LNG terminal in Louisiana through our 88.8% ownership interest in and management agreements with Cheniere Energy Partners, L.P., which is a publicly traded partnership we created in 2007. We also own and operate the Creole Trail Pipeline, which interconnects the Sabine Pass LNG terminal with natural gas markets in North America. One of our subsidiaries, Cheniere Marketing, LLC, is marketing LNG and natural gas on its own behalf and on behalf of Cheniere Partners, and is working to monetize LNG storage and regasification capacity reserved by Cheniere Partners at the Sabine Pass LNG terminal. Cheniere Partners is developing a liquefaction project to provide bi-directional LNG import and export service at the Sabine Pass LNG terminal. We are in various stages of developing other LNG terminal and pipeline related projects, each of which, among other things, will require acceptable commercial and financing arrangements before we make a final investment decision.

LNG is natural gas that, through a refrigeration process, has been reduced to a liquid state, which represents approximately 1/600th of its gaseous volume. The liquefaction of natural gas into LNG allows it to be shipped economically from areas of the world where natural gas is abundant and inexpensive to produce to other areas where natural gas demand and infrastructure exist to justify economically the use of LNG. LNG is transported using oceangoing LNG vessels specifically constructed for this purpose. LNG liquefaction terminals compress and refrigerate natural gas into a liquid state and deliver the resulting LNG onto LNG vessels that transport the LNG to LNG receiving terminals. LNG receiving terminals offload LNG from LNG vessels, store the LNG prior to processing, heat the LNG to return it to a gaseous state and deliver the resulting natural gas into pipelines for transportation to market.

Market Factors

Our ability to successfully execute our business strategies will be impacted by many factors, including: changes in worldwide supply and demand for natural gas and LNG; the relative prices for natural gas in North America and international markets; the willingness of LNG producers and international LNG buyers to invest new capital and secure access to North American natural gas markets on a long-term basis; and access capital to market natural gas and LNG and to develop and construct liquefaction or other future LNG terminals, pipeline and other infrastructure projects.

We expect global demand for natural gas to grow significantly as more nations are seeking environmentally cleaner and more abundant and reliable fuel alternatives to oil and coal. In addition, global buyers of natural gas will need to source additional energy supplies to meet future economic growth and balance their energy portfolios. Most of the rapidly growing natural gas markets are in developing countries in Asia, particularly India and China, the Middle East and South America.

In recent years, North American domestic natural gas production has been on an upward trend, due in part to rapid growth in unconventional natural gas basins coupled with technological advances in horizontal drilling. As a result, natural gas reserves and production capacity in North America have increased significantly, exceeding expected North American natural gas demand as a result of a variety of factors, including improved energy efficiency and shifting economic activities to less energy-dependent activities. At the same time, however, natural gas prices in North America have generally trended downward since mid-2008.

In response to the shifting global and domestic natural gas market fundamentals, whereby demand for LNG regasification services and prices for natural gas in North America have decreased while prices for natural gas elsewhere in the world are generally higher, we are developing the Cheniere Partners liquefaction project to expand our operations at the Sabine Pass LNG terminal and Creole Trail Pipeline to provide bi-directional import and export services to new customers. We believe that the bi-directional service would offer customers an attractively priced option to access the North American market for natural gas supply or natural gas demand, as global fundamentals dictate. The new service would utilize the LNG storage capacity, ship berthing rights, regasification capacity, and pipeline transport capacity that we hold at the Sabine Pass LNG terminal and on the Creole Trail Pipeline through our subsidiaries. We are currently seeking regulatory authorization to construct and operate the expansion project, and we hope to obtain sufficient financing so that we can begin construction of the liquefaction facilities as well as fund our business, including refinancing our existing indebtedness, until the bi-directional project is operational, which could occur as early as 2015.

Corporate Structure

As of September 30, 2011, we held approximately 88.8% of Cheniere Partners, including 100% of its general partner. Although results are consolidated for financial reporting, we and Cheniere Partners operate with independent capital structures. Cash flow available to us from Cheniere Partners is primarily in the form of management fees and cash distributions declared and paid to us on our common units and general partner interest.

The following diagram depicts our abbreviated capital structure, including our ownership of Cheniere Partners and Sabine Pass LNG as of September 30, 2011.

Business Segments

Our business activities are conducted by three operating segments for which we provide information in our consolidated financial statements for the years ended December 31, 2010, 2009 and 2008 and for the nine months ended September 30, 2011 and 2010. These three segments are our:

•	LNG terminal business;

•	natural gas pipeline business; and

•	LNG and natural gas marketing business.

For information about our segments’ revenues, profits and losses and total assets, see Note 21 in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 incorporated herein by reference.

LNG Terminal Business

We began developing our LNG terminal business in 1999 and were among the first companies to secure sites and commence development of new LNG terminals in North America. We focused our development efforts on three LNG terminal projects: Sabine Pass LNG in western Cameron Parish, Louisiana on the Sabine Pass Channel; Corpus Christi LNG near Corpus Christi, Texas; and Creole Trail LNG at the mouth of the Calcasieu Channel in central Cameron Parish, Louisiana. We constructed the Sabine Pass LNG terminal, which is owned through Cheniere Partners, in which we hold an approximate 88.8% interest. We currently own 100% interests in both the Corpus Christi and Creole Trail LNG terminal projects.

Sabine Pass LNG Terminal

We have constructed and are operating the Sabine Pass LNG terminal in western Cameron Parish, Louisiana, on the Sabine Pass Channel. In 2003, we formed Sabine Pass LNG to own, develop and operate the Sabine Pass LNG terminal. We have long-term leases for three tracts of land consisting of 853 acres in Cameron Parish, Louisiana. The Sabine Pass LNG terminal has a regasification capacity of approximately 4.0 Bcf/d (with peak capacity of approximately 4.3 Bcf/d) and aggregate LNG storage capacity of approximately 16.9 Bcf.

Regasification Customers

Approximately 2.0 Bcf/d of regasification capacity at the Sabine Pass LNG terminal has been reserved under two long-term third-party TUAs, under which Sabine Pass LNG’s customers are required to pay fixed monthly fees, whether or not they use the LNG terminal. Capacity reservation fee TUA payments are made by our third-party TUA customers as follows:

•

Total Gas and Power North America, Inc., or Total, has reserved approximately 1.0 Bcf/d of regasification capacity and is obligated to make monthly capacity payments to Sabine Pass LNG aggregating approximately $125 million per year for 20 years that commenced April 1, 2009. Total, S.A. has guaranteed Total’s obligations under its TUA up to $2.5 billion, subject to certain exceptions; and

•

Chevron U.S.A. Inc., or Chevron, has reserved approximately 1.0 Bcf/d of regasification capacity and is obligated to make monthly capacity payments to Sabine Pass LNG aggregating approximately $125 million per year for 20 years that commenced July 1, 2009. Chevron Corporation has guaranteed Chevron’s obligations under its TUA up to 80% of the fees payable by Chevron.

The remaining approximately 2.0 Bcf/d of regasification capacity has been reserved by Cheniere Partners through a TUA between Cheniere Investments and Sabine Pass LNG. Cheniere Investments is required to make monthly capacity payments to Sabine Pass LNG aggregating approximately $250 million per year through at least September 30, 2028; however, the revenue earned by Sabine Pass LNG and the capacity payments under the TUA are eliminated upon consolidation of our financial statements. See “—LNG and Natural Gas Marketing Business” below for a discussion of the Variable Capacity Rights Agreement between Cheniere Investments and Cheniere Marketing entered into in order to monetize Cheniere Investments’ 2.0 Bcf/d of regasification capacity at the Sabine Pass LNG terminal.

Liquefaction Project

In June 2010, Cheniere Partners initiated a project to add liquefaction services at the Sabine Pass LNG terminal that would transform the terminal into a bi-directional facility capable of liquefying natural gas and exporting LNG in addition to importing and regasifying foreign-sourced LNG. As currently contemplated, the liquefaction project would be designed and permitted for up to four LNG trains, each with a nominal production capacity of approximately 4.5 mtpa. We anticipate LNG export from the Sabine Pass LNG terminal could commence as early as 2015, and may be constructed in phases, with each LNG train commencing operations as early as approximately six to nine months after the previous LNG train.

In August 2010, Sabine Liquefaction received approval from the Director of FERC’s Office of Energy Projects to begin the pre-filing process required to seek authorization to commence construction of the liquefaction project. In January 2011, the pre-filing period was completed and therefore Sabine Liquefaction submitted an application to the FERC requesting authorization to site, construct and operate liquefaction and export facilities at the Sabine Pass LNG terminal. In September 2010, the DOE granted Sabine Liquefaction an order authorizing Sabine Liquefaction to export the equivalent of approximately 800 Bcf per year (approximately 16 mtpa) of domestically produced LNG from the Sabine Pass LNG terminal to Free Trade Agreement countries for a 30-year term, beginning on the earlier of the date of first export or September 7, 2020. In May 2011, the DOE granted Sabine Liquefaction a second order authorizing Sabine Liquefaction to export up to the equivalent of 800 Bcf per year (approximately 16 mtpa) of domestically produced LNG from the Sabine Pass LNG terminal to non-FTA countries for a 20-year term, beginning on the earlier of the date of first export or May 20, 2016 and conditioned upon satisfactory completion of the FERC review process and upon Sabine Liquefaction commencing export operations by May 20, 2018.

In December 2010, Sabine Liquefaction engaged SG Americas Securities, LLC, the U.S. broker-dealer subsidiary of Societe Generale Corporate & Investment Banking for general financial strategy and planning in connection with the development and financing of liquefaction facilities at the Sabine Pass LNG terminal.

In October 2011, Sabine Liquefaction entered into an LNG SPA with BG, under which BG has agreed to purchase 182,500,000 MMBtu of LNG per year (approximately 3.5 mtpa). The SPA has a term of twenty years commencing upon the date of first commercial delivery for train 1, and an extension option of up to ten years. See “Summary—Recent Developments.”

In November 2011, Sabine Liquefaction entered into an SPA with Gas Natural Fenosa, under which Gas Natural Fenosa has agreed to purchase 182,500,000 MMBtu of LNG per year (approximately 3.5 mtpa). The SPA has a term of twenty years commencing upon the date of first commercial delivery for train 2, and an extension option of up to ten years or, in certain circumstances, up to 12 years. See “Summary—Recent Developments.”

In November 2011, Sabine Liquefaction entered into a lump sum turnkey agreement with Bechtel. The work to be performed is for the engineering, procurement and construction of the first two liquefaction trains and related facilities at the Sabine Pass LNG terminal, with each train having a nominal capacity of approximately 4.5 mtpa. The contract provides that Sabine Liquefaction will pay Bechtel a contract price of $3.9 billion, which is subject to adjustment by change order.

In December 2011, Sabine Liquefaction entered into an SPA with GAIL under which GAIL has agreed to purchase 182,500,000 MMBtu of LNG per year (approximately 3.5 mtpa). The SPA has a term of twenty years commencing upon the date of first commercial delivery for train 4, and an extension option of up to ten years. Prior to the commencement of train 4 operations, GAIL will purchase bridge volumes of approximately 0.2 mtpa upon the commencement of operations of train 2. See “Summary—Recent Developments.”

Sabine Liquefaction is currently negotiating potential definitive agreements with other potential customers. Cheniere Partners will contemplate making a final investment decision to commence construction of the liquefaction project upon, among other things, receiving regulatory authorization to construct and operate the liquefaction assets and obtaining adequate financing.

Corpus Christi LNG Terminal

We formed Corpus Christi LNG, L.P., or Corpus Christi LNG, in May 2003 to develop the Corpus Christi LNG terminal near Corpus Christi, Texas. The Corpus Christi LNG terminal, if constructed, would be located on 612 acres and was designed, and permitted by the FERC, with a regasification capacity of approximately 2.6 Bcf/d, three LNG storage tanks with an aggregate LNG storage capacity of approximately 10.1 Bcf and two unloading docks capable of handling the largest LNG carriers currently being operated or built. In December 2005, the FERC issued an order authorizing Corpus Christi LNG to commence initial construction for LNG regasification services at the Corpus Christi LNG terminal, subject to satisfaction of certain conditions specified by the FERC. Preliminary site work has been completed. We will contemplate making a final investment decision to construct the Corpus Christi LNG terminal upon, among other things, achieving acceptable commercial arrangements and entering into acceptable financing arrangements.

Creole Trail LNG Terminal

We formed Creole Trail LNG, L.P., or Creole Trail LNG, in December 2004 to develop the Creole Trail LNG terminal at the mouth of the Calcasieu Channel in central Cameron Parish, Louisiana. We have options to lease tracts of land comprising 1,750 acres in Cameron Parish, Louisiana for the project site. The Creole Trail LNG terminal was designed, and permitted by the FERC, with a regasification capacity of approximately 3.3 Bcf/d, four LNG storage tanks with an aggregate LNG storage capacity of approximately 13.5 Bcf and two unloading docks capable of handling the largest LNG carriers currently being operated or built. In June 2006, the FERC authorized Creole Trail LNG to site, construct and operate regasification services at the Creole Trail LNG terminal, although this authorization was vacated in August 2011 by the FERC. We will contemplate whether to seek re-authorization for the project and make a final investment decision to commence construction of the Creole Trail LNG terminal upon, among other things, achieving acceptable commercial arrangements and entering into acceptable financing arrangements.

Other LNG Terminal Sites

We continue to evaluate, and may develop, additional sites that we believe may be commercially desirable locations for LNG terminals and other facilities.

LNG Terminal Competition

Our LNG terminal business competes with other companies that are constructing and operating LNG terminals in the U.S. and in other places around the world. According to the FERC, as of December 31, 2010, there were twelve existing LNG receiving terminals in North America, two of which are offshore facilities for receiving natural gas regasified from LNG onboard specialized LNG vessels, as well as other new LNG receiving terminals or expansions approved or proposed to be constructed. To the extent that we may desire to sell regasification capacity in our LNG terminals, we will compete with other third-party LNG receiving terminals or existing terminals having uncommitted capacity. In connection with our efforts to obtain LNG to exploit Cheniere Investments’ regasification capacity at the Sabine Pass LNG terminal, we must compete in the world LNG market to purchase and transport cargoes of LNG.

With the development of liquefaction facilities at the Sabine Pass LNG terminal, we will compete with existing and proposed liquefaction facilities worldwide in our attempt to enter into commercial arrangements for providing services at the Sabine Pass LNG terminal. At least nine other companies have announced plans to develop liquefaction facilities in North America.

Many of the companies with which we compete are major energy corporations with longer operating histories, more development experience, greater name recognition, greater financial, technical and marketing resources and greater access to markets than we do.

LNG Terminal Governmental Regulation

Our LNG terminal operations are subject to extensive regulation under federal, state and local statutes, rules, regulations and laws. These laws require that we engage in consultations with appropriate federal and state agencies and that we obtain and maintain applicable permits and other authorizations before commencement of construction and operation of LNG terminals. This regulatory burden increases the cost of constructing and operating the LNG terminals, and failure to comply with such laws could result in substantial penalties. Through construction, commissioning and operations, we have been in substantial compliance with all regulations discussed herein.

FERC

In order to site and construct our proposed LNG terminals, we must receive and are required to maintain authorization from the FERC under Section 3 of the Natural Gas Act of 1938, or NGA. We will be required to obtain and maintain authorizations from the FERC to site, construct and operate liquefaction and export facilities at the Sabine Pass LNG terminal site. In addition, orders from the FERC authorizing construction of an LNG terminal are typically subject to specified conditions that must be satisfied throughout the construction, commissioning and operation of terminals. Throughout the life of our LNG terminals, they will be subject to regular reporting requirements to the FERC and the U.S. Department of Transportation regarding the operation and maintenance of the facilities.

In 2005, the Energy Policy Act of 2005, or EPAct, was signed into law. The EPAct gave the FERC exclusive authority to approve or deny an application for the siting, construction, expansion or operation of an LNG terminal. The EPAct amended the NGA to prohibit market manipulation. The EPAct increased civil and criminal penalties for any violations of the NGA and Natural Gas Policy Act of 1978, or NGPA, and any rules, regulations or orders of the FERC issued under these acts, up to $1.0 million per day per violation. In accordance with the EPAct, the FERC issued a final rule making it unlawful for any entity, in connection with the purchase or sale of natural gas or transportation service subject to the FERC’s jurisdiction, to defraud, make an untrue statement or omit a material fact or engage in any practice, act or course of business that operates or would operate as a fraud.

Other Federal Governmental Permits, Approvals and Consultations

In addition to the FERC authorization under Section 3 of the NGA, our construction and operation of LNG terminals and the liquefaction project are also subject to additional federal permits, orders, approvals and consultations required by other federal agencies, including: DOE, Advisory Council on Historic Preservation, U.S. Army Corps of Engineers, U.S. Department of Commerce, National Marine Fisheries Services, U.S. Department of the Interior, U.S. Fish and Wildlife Service, U.S. Environmental Protection Agency, or EPA, and U.S. Department of Homeland Security.

Our LNG terminals are also subject to U.S. Department of Transportation safety regulations and standards for the transportation and storage of LNG and regulations of the U.S. Coast Guard relating to maritime safety and facility security. Moreover, our LNG terminals are also subject to state and local laws, rules and regulations.

LNG Terminal Environmental Regulation

Our LNG terminal operations and the liquefaction project are subject to various federal, state and local laws and regulations relating to the protection of the environment. These environmental laws and regulations may impose substantial penalties for noncompliance and substantial liabilities for pollution. Many of these laws and regulations restrict or prohibit the types, quantities and concentration of substances that can be released into the environment and can lead to substantial liabilities for non-compliance or releases. Failure to comply with these laws and regulations may also result in substantial civil and criminal fines and penalties.

Clean Air Act (CAA)

Our LNG terminal operations and the liquefaction project are subject to the federal CAA and comparable state and local laws. We may be required to incur certain capital expenditures over the next several years for air pollution control equipment in connection with maintaining or obtaining permits and approvals addressing other air emission-related issues. We do not believe, however, that our operations, or the construction and operations of our liquefaction project, will be materially and adversely affected by any such requirements.

The U.S. Supreme Court has ruled that the EPA has authority under existing legislation to regulate carbon dioxide and other heat-trapping gases in mobile source emissions. Mandatory reporting requirements were promulgated by the EPA and finalized on October 30, 2009. This rule requires mandatory reporting for greenhouse gases from stationary fuel combustion sources. An additional section, which requires reporting for all fugitive emissions throughout LNG terminals, was finalized in November 2010. In addition, Congress has considered proposed legislation directed at reducing “greenhouse gas emissions.” It is not possible at this time to predict how future regulations or legislation may address greenhouse gas emissions and impact our business. However, future regulations and laws could result in increased compliance costs or additional operating restrictions, and could have a material adverse effect on our business, financial position, results of operations and cash flows.

Coastal Zone Management Act (CZMA)

Our LNG terminals and liquefaction project are subject to the requirements of the CZMA throughout the construction of facilities located within the coastal zone. The CZMA is administered by the states (in Louisiana, by the Department of Natural Resources, and in Texas, by the Railroad Commission and the General Land Office). This program is implemented in coordination with the Department of the Army construction permitting process to ensure that impacts to coastal areas are consistent with the intent of the CZMA to manage the coastal areas.

Clean Water Act (CWA)

Our LNG terminal operations are subject to the federal CWA and analogous state and local laws. Pursuant to certain requirements of the CWA, the EPA has adopted regulations concerning discharges of wastewater and storm water runoff. This program requires covered facilities to obtain individual permits, participate in a group permit or seek coverage under an EPA general permit.

Resource Conservation and Recovery Act (RCRA)

The federal RCRA and comparable state statutes govern the disposal of “hazardous wastes.” In the event any hazardous wastes are generated in connection with our LNG terminal operations, we are subject to regulatory requirements affecting the handling, transportation, treatment, storage and disposal of such wastes.

Endangered Species Act

Our LNG terminal operations and planned activities, including our liquefaction project, may be restricted by requirements under the Endangered Species Act, which seeks to ensure that human activities neither jeopardize endangered or threatened animal, fish and plant species nor destroy or modify their critical habitats.

National Historic Preservation Act (NHPA)

Construction of our proposed liquefaction facilities will be subject to requirements under Section 106 of the NHPA. The NHPA requires projects to take into account the effects of their actions on historic properties. These programs are administered by the State Historic Preservation Officers, or SHPOs. Any areas where ground disturbance will occur are required to be reviewed by the affected SHPOs.

Natural Gas Pipeline Business

We formed Cheniere Pipeline Company, a wholly owned subsidiary, to develop natural gas pipelines to provide access to North American natural gas markets for customers of our Sabine Pass and proposed Corpus Christi and Creole Trail LNG terminals. We are also developing other pipeline projects not primarily related to our LNG terminals. Our pipeline systems developed in conjunction with our LNG terminals will interconnect with multiple interstate pipelines, providing a means of transporting natural gas between trading points in the Gulf Coast and our LNG terminals. Our other projects are market-focused, seeking to connect natural gas supplies to growing markets. Our ultimate decisions regarding further development of new pipeline projects will depend upon future events, including, in particular, customer preferences and general market demand for pipeline transportation of natural gas from or to a particular LNG terminal.

Creole Trail Pipeline

The Creole Trail Pipeline is a FERC-approved 153-mile interstate natural gas pipeline. We have constructed, placed in-service and are operating the first 94 miles of the Creole Trail Pipeline, connecting the Sabine Pass LNG terminal to numerous interconnection points with existing interstate and intrastate natural gas pipelines in southwest Louisiana. The remaining 59 miles of the interstate natural gas pipeline, if constructed, will traverse east starting at the terminus of the first 94 miles of natural gas pipeline, with interconnections to additional existing interstate natural gas pipelines.

We will contemplate making a final investment decision to construct the remaining 59 miles of permitted natural gas pipeline upon, among other things, entering into acceptable commercial and financing arrangements.

Customers

Cheniere Marketing and other third parties have entered into interruptible transportation agreements with Creole Trail Pipeline.

Liquefaction Project

In connection with Sabine Pass Liquefaction’s proposed liquefaction project, we are developing a project to add additional capabilities to the Creole Trail Pipeline to be able to provide a bi-directional pipeline transportation service. We will contemplate making a final investment decision to commence construction upon, among other things, entering into acceptable commercial and financing arrangements.

Corpus Christi Pipeline

We formed Cheniere Corpus Christi Pipeline, L.P., a wholly owned subsidiary, to develop a 23-mile, 48-inch interstate natural gas pipeline that is designed to transport 2.6 Bcf/d of natural gas, from the Corpus Christi LNG terminal northwesterly along a corridor that will allow for interconnection points with various interstate and intrastate natural gas transmission pipelines. The FERC issued an order in April 2005 granting us a certificate of public convenience and necessity to construct, own and operate the Corpus Christi Pipeline, subject to specified conditions that must be satisfied. Pursuant to an order issued in March 2008, we are required to complete construction and place the Corpus Christi Pipeline into service by April 2012. We will contemplate making an investment decision to commence construction of the Corpus Christi Pipeline upon, among other things, entering into acceptable commercial and financing arrangements for both the Corpus Christi Pipeline and the Corpus Christi LNG terminal.

Other Pipelines

We continue to evaluate, and may develop, additional pipelines that we believe may be commercially desirable based on customer preferences and general market demand for natural gas.

The proposed Southern Trail Pipeline project would interconnect with takeaway pipelines from LNG terminals in southwestern Louisiana and Mississippi, multiple onshore pipelines serving conventional basins along the Gulf Coast and unconventional shale plays in Texas, Louisiana and Arkansas. The Southern Trail Pipeline would supply Florida with natural gas needed to supply growth that we anticipate in natural gas-fired generation capacity in that state. This pipeline would provide natural gas suppliers with access to new markets while improving natural gas supply security for Florida and the Southeastern U.S. As currently contemplated, the Southern Trail Pipeline would involve the construction of approximately 350 miles of up to 42-inch diameter pipeline.

The Burgos Hub Project is a proposed integrated pipeline project traversing the United States and Mexico border, and a related underground natural gas storage facility in Mexico, which would provide an additional market for increasing natural gas production in South Texas.

We will contemplate making a final investment decision to commence construction of each of these natural gas pipelines upon, among other things, entering into acceptable commercial and financing arrangements and applying for and receiving authorization to construct and operate the natural gas pipelines.

Natural Gas Pipeline Competition

Our existing and proposed pipelines will compete with intrastate and interstate pipelines throughout the Gulf Coast region. The principal elements of competition among pipelines are rates, terms of service, access to supply and flexibility and reliability of service. In addition, the FERC’s continuing efforts to increase competition in the natural gas industry are increasing the natural gas transportation options of a pipeline’s traditional customers.

Our pipelines will face competition from other interstate and/or intrastate pipelines that connect with our LNG terminals. In particular, our Creole Trail Pipeline competes with the Kinder Morgan Louisiana Pipeline owned by Kinder Morgan Energy Partners, L.P., or Kinder Morgan. Kinder Morgan has built a 3.2 Bcf/d take-away pipeline system from the Sabine Pass LNG terminal. Total and Chevron have both signed agreements with Kinder Morgan securing 100% of the initial capacity on the Kinder Morgan Louisiana Pipeline for 20 years.

Natural Gas Pipeline Governmental Regulation

Interstate Natural Gas Pipelines

Under the NGA, the FERC is granted authority to approve, and if necessary, set “just and reasonable rates” for the transportation or sale of natural gas in interstate commerce. In addition, under the NGA, we are not permitted to unduly discriminate or grant undue preference as to our rates or the terms and conditions of service. The FERC has the authority to grant certificates allowing construction and operation of facilities used in interstate gas transportation and authorizing the provision of services. Under the NGA, the FERC’s jurisdiction generally extends to the transportation of natural gas in interstate commerce, to the sale in interstate commerce of natural gas for resale for ultimate consumption for domestic, commercial, industrial, or any other use, and to natural gas companies engaged in such transportation or sale. However, the FERC’s jurisdiction does not extend to the production, gathering, or local distribution of natural gas.

In general, the FERC’s authority to regulate interstate natural gas pipelines and the services that they provide includes:

•	rates and charges for natural gas transportation and related services;

•	the certification and construction of new facilities;

•	the extension and abandonment of services and facilities;

•	the maintenance of accounts and records;

•	the acquisition and disposition of facilities;

•	the initiation and discontinuation of services; and

•	various other matters.

Failure to comply with the NGA, or rules, regulation or orders issued or administered by the FERC, can result in the imposition of administrative, civil and criminal remedies, including civil and criminal penalties of up to $1.0 million per day per violation under the EPAct.

For a number of years the FERC has implemented certain rules referred to as Standards of Conduct aimed at ensuring that an interstate natural gas pipeline not provide certain affiliated entities with preferential access to transportation service or non-public information about such service. These rules have been subject to revision by the FERC from time to time, most recently in October 2008 when the FERC issued a final rule, Order No. 717, on Standards of Conduct for Transmission Providers. Order No. 717 eliminated the concept of energy affiliates and adopted a “functional approach” that applies Standards of Conduct to individual officers and employees based on their job functions, not on the company or division in which the individual works. The general principles of the Standards of Conduct are: non-discrimination, independent functioning, no conduit and transparency. These general principles govern the relationship between marketing function employees conducting transactions with affiliated pipeline companies and transportation function employees. We have established the required policies and procedures to comply with the Standards of Conduct and are subject to audit by the FERC to review compliance, policies and our training programs.

Our pipelines that interconnect with our LNG terminals are interstate natural gas pipelines. We are required to obtain authorization from the FERC pursuant to Section 7 of the NGA to construct and operate these pipelines. The rates that we charge are subject to the FERC’s regulation under Sections 4 and 5 of the NGA. Our interstate pipelines also are subject to the FERC’s open access requirements and the FERC’s Standards of Conduct. The FERC’s exercise of jurisdiction over interstate natural gas pipelines is substantially broader than its exercise of jurisdiction over LNG terminals.

Natural Gas Pipeline Safety

Louisiana and Texas administer federal pipeline safety standards under the Natural Gas Pipeline Safety Act of 1968, as amended, or NGPSA, which requires certain pipelines to comply with safety standards in constructing and operating the pipelines and subjects the pipelines to regular inspections. Failure to comply with the NGPSA may result in the imposition of administrative, civil and criminal remedies.

The Pipeline Safety Improvement Act of 2002, or PSIA, which is administered by the U.S. Department of Transportation Office of Pipeline Safety, governs the areas of testing, education, training and communication. The PSIA requires pipeline companies to perform extensive integrity tests on natural gas transportation pipelines that exist in high population density areas designated as “high consequence areas.” Pipeline companies are required to perform the integrity tests on a seven-year cycle. The risk ratings are based on numerous factors, including the population density in the geographic regions served by a particular pipeline, as well as the age and condition of the pipeline and its protective coating. Testing consists of hydrostatic testing, internal electronic testing, or direct assessment of the piping. In addition to the pipeline integrity tests, pipeline companies must implement a qualification program to make certain that employees are properly trained. Pipeline operators also must develop integrity management programs for gas transportation pipelines, which requires pipeline operators to perform ongoing assessments of pipeline integrity; identify and characterize applicable threats to pipeline segments that could impact a high consequence area; improve data collection, integration and analysis; repair and remediate the pipeline, as necessary; and implement preventive and mitigation actions.

In 2010, the U.S. Department of Transportation issued a final rule (known as “Control Room Management Rule”) requiring pipeline operators to write and institute certain control room procedures that address human factors and fatigue management. Existing Creole Trail Pipeline written control room management procedures are being implemented per the schedule in the final rule.

Energy Policy Act of 2005

The EPAct and the FERC’s policies promulgated thereunder contain numerous provisions relevant to the natural gas industry and to interstate pipelines. See “—LNG Terminal Business—LNG Terminal Governmental Regulation” above.

Natural Gas Pipeline Environmental Regulation

Our natural gas pipeline business is subject to the same federal, state and local laws and regulations relating to the protection of the environment that are applicable to our LNG terminals. See “—LNG Terminal Business—LNG Terminal Environmental Regulation” above.

LNG and Natural Gas Marketing Business

Our wholly owned subsidiary, Cheniere Marketing, is engaged in the LNG and natural gas marketing business and is seeking to monetize the 2.0 Bcf/d of regasification capacity at the Sabine Pass LNG terminal held by Cheniere Investments through Cheniere Marketing’s VCRA with Cheniere Investments. Cheniere Marketing is seeking to develop a portfolio of long-term, short-term, and spot LNG purchase and sale agreements; assist Cheniere Investments in negotiating with potential customers for services at the Sabine Pass LNG terminal; and enter into business relationships for the domestic marketing of natural gas imported by Cheniere Marketing as LNG to the Sabine Pass LNG terminal.

In 2009, Cheniere Marketing began purchasing, transporting and unloading commercial LNG cargoes into the Sabine Pass LNG terminal and has used trading strategies intended to maximize margins on these cargoes. In addition, Cheniere Marketing has continued to enter into various business relationships to facilitate purchasing and selling commercial LNG cargoes.

LNGCo Agreements

In March 2010, Cheniere Marketing entered into various agreements, or the LNGCo Agreements, with JPMorgan LNG Co., or LNGCo, effective April 1, 2010, under which Cheniere Marketing has agreed to develop and maintain commercial and trading opportunities in the LNG industry and present any such opportunities exclusively to LNGCo. Cheniere Marketing also agreed to provide, or arrange for the provision of, all of the operations and administrative services required by LNGCo in connection with any LNG cargoes purchased by LNGCo, including negotiating agreements and arranging for transporting, receiving, storing, hedging and regasifying LNG cargoes. Cheniere Marketing does not have the authority to contractually bind LNGCo under the LNGCo Agreements. In the event LNGCo declines to purchase an LNG cargo presented to it by Cheniere Marketing under the LNGCo Agreements, Cheniere Marketing may pursue the opportunity on its own behalf or present it to third parties. The term of the LNGCo Agreements is two years; however, either party may terminate without penalty. In return for the services to be provided by Cheniere Marketing, LNGCo will pay a fixed fee to Cheniere Marketing and may pay additional fees depending upon the gross margins of each transaction and the aggregate gross margin earned during the term of the LNGCo Agreements.

LNG and Natural Gas Marketing Competition

In purchasing LNG, we compete for supplies of LNG with:

•

large, multinational and national companies with longer operating histories, more development experience, greater name recognition, larger staffs and substantially greater financial, technical and marketing resources;

•	oil and gas producers who sell or control LNG derived from their international oil and gas properties; and

•	purchasers located in other countries where prevailing market prices can be substantially different from those in the U.S.

In marketing LNG and natural gas, we compete for sales of LNG and natural gas with a variety of competitors including:

•	major integrated marketers who have large amounts of capital to support their marketing operations and offer a full-range of services and market numerous products other than natural gas;

•	producer marketers who sell their own natural gas production or the production of their affiliated natural gas production company;

•	small geographically focused marketers who focus on marketing natural gas for the geographic area in which their affiliated distributor operates; and

•

aggregators who gather small volumes of natural gas from various sources, combine them and sell the larger volumes for more favorable prices and terms than would be possible selling the smaller volumes separately.

LNG and Natural Gas Marketing Governmental Regulation

In 1992 and 1993, the FERC concluded that sellers of short-term or long-term natural gas supplies would not have market power over the sale for resale of natural gas. The FERC established light-handed regulation over sales for resale of natural gas and adopted regulations granting blanket certificates to allow entities selling natural gas to make interstate sales for resale at negotiated rates. In 2003, the FERC amended the blanket marketing certificates to require that all sellers adhere to a code of conduct with respect to natural gas sales. The code of conduct addresses such matters as natural gas withholding, manipulation of market prices, communication of accurate information and record retention.

The EPAct contains provisions intended to prohibit the manipulation of the natural gas markets and is applicable to our LNG, pipeline and natural gas marketing businesses. See “—LNG Terminal Business Governmental Regulation” and “—Natural Gas Pipeline Business—Natural Gas Pipeline Governmental Regulation.”

The prices at which we sell natural gas are not regulated, insofar as the interstate market is concerned and, for the most part, are not subject to state regulation. We are permitted to make sales of natural gas for resale in interstate commerce pursuant to a blanket marketing certificate automatically granted by the FERC. Our sales of natural gas will be affected by the availability, terms and cost of pipeline transportation. As noted above, under “—Natural Gas Pipeline Business—Natural Gas Pipeline Governmental Regulation,” the price and terms of access to pipeline transportation are subject to extensive federal and state regulation.

Legal Proceedings

We may in the future be involved as a party to various legal proceedings, which are incidental to the ordinary course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. In the opinion of management, as of September 30, 2011, there were no known threatened or pending legal matters that could reasonably be expected to have a material adverse impact on our consolidated results of operations, financial position or cash flows.

Subsidiaries

Our assets are generally held by or under our operating subsidiaries. We conduct most of our operations through these subsidiaries, including our operations relating to the development and operation of our LNG terminal business, the development and operation of our pipeline business and the development and operation of our LNG and natural gas marketing business.

Employees and Labor Relations

We had approximately 220 full-time employees at December 5, 2011, including 121 employees who directly supported Sabine Pass LNG’s operations. We consider our current employee relations to be favorable.

MANAGEMENT

Executive Officers

The following table sets forth the names, ages and positions of each of our executive officers, as of December 5, 2011, all of whom serve at the request of the Board of Directors of Cheniere and are subject to annual appointment by the Board:

Name	Age	Position
Charif Souki	58	Director, Chairman, Chief Executive Officer and President
Vicky A. Bailey	58	Director
G. Andrea Botta	57	Director
Nuno Branodlini	57	Director
Keith F. Carney	55	Director
John M. Deutch	73	Director
Paul J. Hoenmans	79	Director
David B. Kilpatrick	61	Director
Walter L. Williams	83	Director
Jean Abiteboul	60	Senior Vice President—International
Meg A. Gentle	37	Senior Vice President and Chief Financial Officer
Greg W. Rayford	44	Senior Vice President and General Counsel
R. Keith Teague	46	Senior Vice President—Asset Group
H. Davis Thames	44	Senior Vice President—Marketing

Charif Souki, a co-founder of the Company, is Chairman of the Company’s Board, Chief Executive Officer and President. In December 2002, Mr. Souki assumed the positions of President and Chief Executive Officer. He relinquished the title of President in April 2005 and was re-elected President again in April 2008. From June 1999 to December 2002, he was Chairman of the Board and an independent investment banker. From September 1997 until June 1999, he was Co-Chairman of the Board of Directors, and he served as Secretary from July 1996 until September 1997. Mr. Souki has over 20 years of independent investment banking experience and has specialized in providing financing for microcap and small capitalization companies with an emphasis on the oil and gas industry. Mr. Souki is a director, Chairman of the Board and the Chief Executive Officer of Cheniere Energy Partners GP, LLC, or Cheniere Partners GP, a wholly owned subsidiary of the Company and the general partner of Cheniere Partners. Mr. Souki received a B.A. from Colgate University and an M.B.A. from Columbia University.

Vicky A. Bailey is a member of our Compensation Committee and Section 162(m) Subcommittee and a member of our Audit Committee and Governance and Nominating Committee. Since November 2005, Ms. Bailey has been President of Anderson Stratton International, LLC, a strategic consulting and government relations company in Washington, D.C. She was a partner with Johnston & Associates, LLC, a public relations firm in Washington, D.C. from March 2004 through October 2005. Prior to joining Johnston & Associates, LLC, Ms. Bailey served as Assistant Secretary for the Office of Policy and International Affairs from 2001 through February 2004. From 2000 until May 2001, she was President and a director of PSI Energy, Inc, the Indiana electric utility subsidiary of Cinergy Corp. Prior to joining PSI Energy, Ms. Bailey was a Commissioner on the Federal Energy Regulatory Commission beginning in 1993. Ms. Bailey currently serves as a director of EQT Corporation, a publicly traded integrated energy company. In January 2010, Ms. Bailey was appointed as a member of the Secretary of Energy’s Blue Ribbon Commission on America’s Nuclear Future. She received a B.S. in industrial management from Purdue University.

G. Andrea Botta is Chairman of our Audit Committee. Mr. Botta has served as President of Glenco LLC (“Glenco”), a private investment company, since February 2006. Prior to joining Glenco, Mr. Botta served as managing director of Morgan Stanley from 1999 to February 2006. Before joining Morgan Stanley, he was President of EXOR America, Inc. (formerly IFINT-USA, Inc.) from 1993 until September 1999 and for more than five years prior thereto, Vice President of Acquisitions of IFINT-USA, Inc. Mr. Botta earned a degree in economics and business administration from the University of Torino in 1976. He currently serves on the board of directors of Graphic Packaging Holding Company.

Nuno Brandolini is a director of the Company. Mr. Brandolini is a general partner of Scorpion Capital Partners, L.P., a private equity firm organized as a small business investment company (SBIC). Prior to forming Scorpion Capital and its predecessor firm, Scorpion Holding, Inc., in 1995, Mr. Brandolini served as Managing Director of Rosecliff, Inc., a leveraged buyout fund co-founded by Mr. Brandolini in 1993. Prior to 1993, Mr. Brandolini was a Vice President in the investment banking department of Salomon Brothers, Inc., and a Principal with the Batheus Group and Logic Capital, two venture capital firms. Mr. Brandolini began his career as an investment banker with Lazard Freres & Co. During the past five years, Mr. Brandolini served as a director of Miravant Medical Technologies, a pharmaceutical preparations company. Mr. Brandolini received a law degree from the University of Paris and an M.B.A. from the Wharton School.

Keith F. Carney is the Lead Director of the Board and a member of our Audit Committee and Compensation Committee. He currently is engaged in private investments. From October 2001 through December 2005, Mr. Carney was President of Dolomite Advisors, LLC, an investment firm. Mr. Carney served as Executive Vice President of the Company from 1997 through August 2001 and Chief Financial Officer and Treasurer of the Company from July 1996 through November 1997. Prior to joining the Company, Mr. Carney was a securities analyst in the oil and gas exploration/production sector with Smith Barney, Inc. from 1992 to 1996. From 1982 to 1990, he was employed by Shell Oil as an exploration geologist. He received an M.S. in geology from Lehigh University in 1982 and an M.B.A. in Finance from the University of Denver in 1992.

John M. Deutch is Chairman of our Governance and Nominating Committee. Mr. Deutch is an Institute Professor at the Massachusetts Institute of Technology (“MIT”) and has been a member of the MIT faculty since 1970. Mr. Deutch has served in significant government posts throughout his career, including Director of Energy Research and Undersecretary of the U.S. Department of Energy, Undersecretary and Deputy Secretary of Defense, and Director of Central Intelligence. In addition, he has authored over 140 technical publications. Mr. Deutch is currently a director of Raytheon Company, a publicly traded company. During the past five years, he also served as a director of Citigroup, Inc., a publicly traded financial banking company, Schlumberger N.V. (Schlumberger Limited), a publicly traded oil, gas and field services company, and Cummins Inc., a publicly traded engines and turbine company. Mr. Deutch earned a B.A. in History and Economics from Amherst College and a B.S. in Chemical Engineering and a Ph.D. in Physical Chemistry from MIT.

Paul J. Hoenmans is a member of our Audit Committee and Governance and Nominating Committee. Mr. Hoenmans is retired with over 35 years of senior executive level experience in the oil and gas industry. He served Mobil Oil Corporation in various executive capacities, most recently as director and Executive Vice President, with overall responsibility for policy, strategy, performance and stakeholder contact. From 1986 through 1996, he served as the President of Mobil Oil Corporation’s exploration and production division, with worldwide responsibility for upstream operations. Mr. Hoenmans held various other positions of senior executive level responsibility with Mobil since 1975, over both upstream and downstream operations worldwide throughout the Americas, Africa, Southeast Asia, the Middle East, Europe and Scandinavia. He received a B.S. in civil engineering from the University of British Columbia.

David B. Kilpatrick is Chairman of our Compensation Committee and Section 162(m) Subcommittee. Mr. Kilpatrick has over 30 years of executive, management and operating experience in the oil and gas industry. Since 1998, he has been the President of Kilpatrick Energy Group, a consulting firm to oil and gas companies. From 1996 to 1998, Mr. Kilpatrick was the President and Chief Operating Officer for Monterey Resources, Inc., an independent oil and gas company in California. From 1982 to 1996, he held various managerial positions at Santa Fe Energy Resources, an oil and gas production company. Mr. Kilpatrick is currently serving as a director of the California Independent Petroleum Association and the Independent Oil Producers Agency. He is also currently serving as a director of BreitBurn Energy Partners, L.P., a publicly traded independent oil and gas limited partnership. During the past five years, Mr. Kilpatrick served as a director of PYR Energy Corporation, a publicly traded crude petroleum and natural gas company and Whittier Energy Corporation, a publicly traded oil and gas field exploration services company. Mr. Kilpatrick received a B.S. in petroleum engineering from the University of Southern California and a B.A. in geology and physics from Whittier College.

Walter L. Williams is a director of the Company. He served as Vice Chairman of the Board from June 1999 until June 2008. He previously served as President of Cheniere LNG, Inc. from February 1997 until June 2008, as President and Chief Executive Officer from September 1997 until June 1999 and as Vice Chairman of the Board of Directors from July 1996 until September 1997. Prior to joining the Company, Mr. Williams spent 32 years as a founder and later Chairman and Chief Executive Officer of Texoil Company, a publicly-held Gulf Coast exploration and production company. Prior to that time, he was an independent petroleum consultant. Mr. Williams is also a director of Cheniere Partners GP. Mr. Williams received a B.S. in Petroleum Engineering from Texas A&M University and is a Registered Professional Engineer in Louisiana and Texas. Mr. Williams currently serves on the Dwight Look College of Engineering Advisory Council at Texas A&M University.

Jean Abiteboul has served as Senior Vice President—International since November 2007. Since February 2006, Mr. Abiteboul has also served as Executive Director, Cheniere LNG Services S.A.R.L., a wholly owned subsidiary of the Company. From 1975 until February 2006, he held different positions within Gaz de France, a publicly traded natural gas distribution company, including Secretary to the Board of Directors from 2004 until 2006; International Executive Vice President from 2003 to 2004; Executive Vice President, Gas Supply, Trading and Marketing from 2002 until 2003; and Executive Vice President, Gas Supply from 1998 to 2003. He also served on the Board of Directors of Tejas Power Corporation (USA), Gas Metropolitan (Canada), Sceptre Resources (Canada) and other affiliated companies of Gaz de France in Europe. Mr. Abiteboul graduated as an Engineer from Ecole Centrale de Lyon and obtained a Diploma in Economics from Université de Lyon.

Meg Gentle has served as Senior Vice President and Chief Financial Officer since March 2009. Prior to March 2009, she served as Senior Vice President—Strategic Planning & Finance since February 2008. Prior to February 2008, she served as Vice President of Strategic Planning since September 2005 and Manager of Strategic Planning since June 2004. Prior to joining Cheniere in June 2004 as Manager, Strategic Planning, Ms. Gentle spent eight years in energy market development, economic evaluation, and long-range planning. She conducted international business development and strategic planning for Anadarko Petroleum Corporation, a publicly traded integrated energy company, from January 1998 to May 2004 and energy market analysis for Pace Global Energy Services, an energy management and consulting firm, from August 1996 to December 1998. Ms. Gentle is currently a director and Senior Vice President and Chief Financial Officer of Cheniere Partners GP, a wholly owned subsidiary of the Company. Ms. Gentle received her B.A. in Economics and International Affairs from James Madison University in May 1996 and her M.B.A. from Rice University in May 2004.

Greg W. Rayford has served as Senior Vice President and General Counsel of the Company since March 2011. Prior to joining the Company, Mr. Rayford served as corporate partner of Andrews Kurth LLP with a focus on mergers and acquisitions and corporate and commercial transactions from July 2007 to February 2011. Prior to July 2007, he served as corporate counsel at Science Applications International Corporation. Prior to that, Mr. Rayford spent over seven years at Kirkland & Ellis LLP where his experience included various strategic and leveraged buyouts and recapitalizations, divestitures, venture capital and minority investments, and public and private offerings of debt and equity securities. Mr. Rayford earned his law degree, magna cum laude, from the University of Wisconsin Law School and his B.B.A. in Finance Investment and Banking from the University of Wisconsin.

R. Keith Teague has served as Senior Vice President—Asset Group since April 2008 and President of Cheniere Pipeline Company, a wholly owned subsidiary of the Company, since January 2005. Prior to April 2008, he served as Vice President—Pipeline Operations since May 2006. He is responsible for the development, construction and operation of the Company’s LNG receiving terminal and pipeline assets. Mr. Teague began his career with the Company in February 2004 as Director of Facility Planning. Prior to joining the Company, Mr. Teague served as the Director of Strategic Planning for the CMS Panhandle Companies from December 2001 until September 2003. Mr. Teague is currently a director, President and Chief Operating Officer of Cheniere Partners GP. Mr. Teague received a B.S. in civil engineering from Louisiana Tech University and an M.B.A. from Louisiana State University.

H. Davis Thames has served as Senior Vice President—Marketing of the Company since December 2007 and President of Cheniere Marketing, Inc., a wholly owned subsidiary of the Company, since November 2007. Prior to that time, he was Vice President Marketing, Strategy & Analysis since December 2006 and Executive Vice President of Cheniere Marketing, Inc. since February 2007. Prior to joining the Company as Vice President Marketing & Analysis on July 2005, Mr. Thames worked for several years at Cross Country Energy, LLC, serving as Director of Finance, Risk Management and Credit for Transwestern Pipeline, Florida Gas Transmission, and Northern Border Partners, before being promoted to Senior Director of Special Projects at the time of Cross Country’s acquisition by Southern Union and General Electric. Mr. Thames also served as President of Citrus Trading Corp. Previously, Mr. Thames worked in several structured commodity derivative and project finance teams for Enron Corp. Prior to joining Enron, Mr. Thames managed one of Flowserve Corp.’s engineering groups, designing rotating equipment for the energy industry. Mr. Thames earned a B.S. in Mechanical Engineering from The University of Texas at Austin, an M.S. in Mechanical Engineering from Texas A&M University, and an M.B.A. from the UCLA Anderson School of Management.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a discussion of certain U.S. federal income tax consequences that apply to non-U.S. holders (as defined below) of shares of our common stock. Except where noted, this discussion deals only with shares of common stock held as capital assets (generally, property held for investment) by a non-U.S. holder and does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person who is an investor in a pass-through entity or subject to the alternative minimum tax;

•	a controlled foreign corporation;

•	a passive foreign investment company;

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes; or

•	a United States expatriate, a former U.S. citizen or a long-term resident of the United States.

The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different than those summarized below. This discussion does not address all aspects of U.S. federal income taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances (including state, local or foreign tax considerations).

For purposes of this discussion, a “U.S. holder” is a beneficial owner of common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of a share of common stock who is an individual, corporation, estate or trust and who is not a U.S. holder.

If an entity classified as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding common stock, we urge you to consult your own tax advisors.

Dividends

Any dividends paid to you with respect to the shares of common stock will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). In order to obtain a reduced rate of withholding, you will be required to provide a properly executed Internal Revenue Service, or IRS, Form W-8BEN (or other applicable form) certifying your entitlement to benefits under a treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate U.S. federal income tax rates. You will be required to provide a properly executed IRS Form W-8ECI (or other applicable form) in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Taxable Disposition of Shares of Common Stock

You will recognize gain or loss on the sale, exchange, redemption or other taxable disposition of shares of common stock. Nevertheless, subject to the discussion below concerning backup withholding, gain generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	you are a non-U.S. individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such disposition and the non-U.S. holder’s holding period in the common stock (i.e., a domestic corporation the fair market value of whose “U.S. real property interests,” or USRPIs, equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business).

If you are described in the first bullet point above, you will be subject to U.S. federal income tax on the net gain derived from the sale, exchange, redemption or other taxable disposition at applicable graduated individual or corporate U.S. federal income tax rates. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption or other taxable disposition, which may be offset by U.S.-source capital losses, even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

With respect to the third bullet point above, although a substantial portion of our assets consist of USRPIs, we believe based on current and historical valuations of our assets that we are not and have not been a USRPHC for U.S. federal income tax purposes. Nevertheless, no assurances can be made that the IRS will not take a contrary position or that our circumstances will not change in the future (including changes to the values of our assets and future acquisitions and divestitures of such assets). However, in the event that we are or become a USRPHC at any time during the applicable period described above, any gain recognized on a sale or other taxable disposition of our common stock may be subject to United States federal income tax, including any applicable withholding tax, if either (i) the non-U.S. holder beneficially owns, or has owned, more than 5% of the total fair value of our common stock at any time during the applicable period, or (ii) our common stock ceases to be traded on an “established securities market” within the meaning of the Code. Non-U.S. holders who own or may own more than 5% of our common stock are encouraged to consult their tax advisors with respect to the United States tax consequences of a disposition of our common stock.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, you provide your name and address on an IRS Form W-8BEN (or other applicable form), and you certify, under penalties of perjury, that you are not a United States person, or you otherwise establish an exemption.

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of shares of common stock made within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Recently Enacted Withholding and Information Reporting Legislation

Recently enacted legislation imposes withholding taxes on certain types of payments made to certain non-U.S. entities. Under this legislation, the failure to comply with certification, information reporting and other specified requirements (that are different from, and in addition to, the certification requirements described above under “—Information Reporting and Backup Withholding”) could result in a 30% withholding tax being imposed on payments of dividends on, and sales proceeds of, U.S. common stock to certain non-U.S. holders. The legislation is subject to a phased implementation schedule and applies to certain U.S.-source dividends on common stock paid after December 31, 2013 and the gross proceeds of common stock dispositions paid after December 31, 2014. Under certain circumstances, a non-U.S. holder of our common stock may be eligible for a refund or credit of such taxes. Investors are encouraged to consult with their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

The foregoing discussion is for general information only and should not be viewed as tax advice. Investors considering the purchase of our common stock should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the applicability and effect of estate, state, local or foreign tax laws and tax treaties.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated                     , 2011, we have agreed to sell to Credit Suisse Securities (USA) LLC, the sole underwriter, 36,300,000 shares of common stock at a price of $7.9325 per share.

We have granted to the underwriter a 30-day option to purchase up to 5,445,000 additional shares of common stock at a price of $7.9325 per share. The option may be exercised only to cover any over-allotments of common stock.

The underwriter will offer the shares of common stock for sale from time to time in one or more transactions (which may include block transactions), in negotiated transactions or otherwise, or a combination of those methods of sale, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The underwriter may do so by selling the shares of common stock to or through broker/dealers, who may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriter and/or the purchasers of the shares of common stock for whom they may act as agents. In connection with the sale of the shares of common stock, the underwriter may be deemed to have received compensation from us in the form of underwriting discounts, and the underwriter may also receive commissions from the purchasers of the shares of common stock for whom they may act as agents. The underwriter and any broker/dealers that participate with the underwriter in the distribution of the shares of common stock may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the shares of common stock by them may be deemed to be underwriting discounts or commissions.

The underwriter is purchasing the shares of common stock from us at $7.9325 per share (resulting in net proceeds to us, before deducting offering expenses, of approximately $287.9 million (or approximately $331.1 million if the underwriter’s option to purchase additional shares is exercised in full)). The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock if any are purchased, other than those covered by the option to purchase additional shares described above.

We estimate that our out-of-pocket expenses for this offering will be approximately $200,000.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the underwriter, for a period of 60 days after the date of this prospectus supplement, except (i) grants of director or employee stock options or restricted stock pursuant to the terms of a plan in effect on the date hereof, (ii) the exercise of any director or employee stock options or the vesting of restricted stock outstanding on the date hereof, (iii) the filing of any registration statement on Form S-8 to register securities reserved for issuance under our equity compensation plans or (iv) the issuance of common stock and securities to Scorpion Capital Partners, L.P. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the underwriter waives, in writing, such an extension.

Our directors and certain officers have agreed, subject to exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the underwriter, for a period of 60 days after the date of this prospectus supplement; provided, however, that the foregoing will not apply to (a) bona fide gifts or transfers to family members, trusts, or certain other third parties, provided that in most cases the recipient thereof is bound by the lock-up, (b) transfers of shares of common stock pursuant to a 10b5-1 trading plan, (c) transfers of shares of common stock to the Company to effect the cashless exercise of any options to acquire shares of common stock that are outstanding as of December 13, 2011 and (d) sales of shares of common stock for tax purposes relating to the vesting of awards granted under the Company’s equity incentive plans. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the underwriter waives, in writing, such an extension.

We have agreed to indemnify the underwriter against certain liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

Our common stock is listed on the NYSE Amex Equities under the symbol “LNG.”

The underwriter and its affiliates have performed and may in the future perform investment banking, financial advisory and lending services for us and our affiliates from time to time, for which they have received customary compensation, and may do so in the future. In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

In connection with the offering, the underwriter may engage in over-allotment transactions in accordance with Regulation M under the Exchange Act. Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by exercising its over-allotment option and/or purchasing shares in the open market.

These transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE Amex Equities or otherwise.

The shares are offered for sale in those jurisdictions in the United States, Europe and elsewhere where it is lawful to make such offers.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, as defined below (each, a “Relevant Member State”), the underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of shares which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such shares to the public in that Relevant Member State:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, as defined below, 150 legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriter; or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares referred to in (a) or (b) above shall require the publication by the Company or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe to the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and the amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The underwriter represents, warrants and agrees as follows:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Market Act 2000 (the “FSMA”)) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the Company; and

(b)	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

A prospectus in electronic format may be made available on the websites maintained by the underwriter, or selling group members, if any, participating in this offering and the underwriter participating in this offering may distribute prospectuses electronically. The underwriter may agree to allocate a number of shares to itself and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriter’s or selling group member’s website and any information contained in any other website maintained by the underwriter or selling group member is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the underwriter or selling group member in its capacity as an underwriter or selling group member and should not be relied upon by investors.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta, British Columbia and Manitoba on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares are made. Any resale of the shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares.

Representations of Purchasers

By purchasing shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•

the purchaser is entitled under applicable provincial securities laws to purchase the shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus and Registration Exemptions,

•

the purchaser is a “Canadian permitted client” as defined in National Instrument 31-103—Registration Requirements and Exemptions, or as otherwise interpreted and applied by the Canadian Securities Administrators,

•	where required by law, the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under “Resale Restrictions”, and

•

the purchaser acknowledges and consents to the provision of specified information concerning the purchase of the shares to the regulatory authority that by law is entitled to collect the information, including certain personal information. For purchasers in Ontario, questions about such indirect collection of personal information should be directed to Administrative Support Clerk, Ontario Securities Commission, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8 or to (416) 593-3684.

Rights of Action—Ontario Purchasers

Under Ontario securities legislation, certain purchasers who purchase a security offered by this document during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this document contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares in their particular circumstances and about the eligibility of the investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Andrews Kurth LLP, Houston, Texas. Shearman & Sterling LLP, New York, New York, advised the underwriter in connection with the offering of the shares of common stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Cheniere Energy, Inc. appearing in Cheniere Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2010 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Cheniere Energy, Inc.

$1,000,000,000

COMMON STOCK

PREFERRED STOCK

SENIOR DEBT SECURITIES

SUBORDINATED DEBT SECURITIES

WARRANTS

RIGHTS

UNITS

By this prospectus, we may from time to time offer and sell in one or more offerings any combination of the following securities:

•	shares of common stock;

•	shares of preferred stock, which may be convertible into or exchangeable for debt securities or common stock;

•	senior debt securities, which may be convertible into or exchangeable for common stock or preferred stock;

•	subordinated debt securities, which may be convertible into or exchangeable for common stock or preferred stock;

•	warrants to purchase common stock, preferred stock, debt securities, rights or units;

•	rights to purchase common stock, preferred stock, debt securities, warrants or units; and/or

•	units consisting of any combination of common stock, preferred stock, debt securities, warrants or rights.

The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $1,000,000,000.

This prospectus provides a general description of the securities we may offer. Supplements to this prospectus will provide the specific terms of the securities that we actually offer, including the offering prices and the net proceeds that we expect to receive. You should carefully read this prospectus, any applicable prospectus supplement and any information under the headings “Where You Can Find More Information” and “Incorporation by Reference” before you invest in any of these securities. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

We may sell these securities to or through underwriters, dealers, to other purchasers and/or through agents. Supplements to this prospectus will specify the names of any underwriters or agents.

Our common stock is listed and traded on the NYSE Amex Equities under the symbol “LNG.”

Investing in our securities involves risks. Please read “Risk Factors” on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 5, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in connection with one or more offerings from time to time, up to a total dollar amount of $1,000,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities covered by this prospectus in any state where the offer is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

Under no circumstances should the delivery to you of this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “Cheniere,” “Cheniere Energy,” “our company,” “we,” “our,” “us” or similar references mean Cheniere Energy, Inc. and its consolidated subsidiaries. In this prospectus, we sometimes refer to the common stock, preferred stock, debt securities, warrants, rights and units collectively as the “securities.”

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of current reports on Form 8-K or other applicable SEC rules) rather than filed:

•	our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on February 26, 2010;

•	our Current Reports on Form 8-K, as filed with the SEC on January 12, 2010, March 31, 2010, April 14, 2010, April 22, 2010 and April 27, 2010;

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 2, 2001, including any amendments and reports filed for the purpose of updating such description; and

•

the description of our Series A Junior Participating Preferred Stock contained in our registration statement on Form 8-A filed with the SEC on November 1, 2004, as amended by Amendment No. 1 thereto filed with the SEC on January 24, 2005 and Amendment No. 2 thereto filed with the SEC on October 24, 2008, including any additional amendments and reports filed for the purpose of updating such description.

All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, after the date of this prospectus and until our offerings hereunder are completed will be deemed to be incorporated by reference into this prospectus and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

We will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

Cheniere Energy, Inc.

700 Milam Street, Suite 800

Houston, Texas 77002

(713) 375-5000

Attn: Investor Relations

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, which we refer to as the Securities Act, that registers the issuance and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov.

General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.cheniere.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some information contained in this prospectus, any prospectus supplement and in the documents we incorporate by reference herein and therein may contain certain statements (other than statements of historical fact) that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements generally can be identified by the use of words such as “achieve,” “anticipate,” “believe,” “develop,” “estimate,” “expect,” “forecast,” “plan,” “potential,” “project,” “propose,” “strategy” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes. However, these are not the exclusive means of identifying forward-looking statements.

Where any forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while we believe these assumptions or bases to be reasonable and to be made in good faith, assumed facts or bases almost always vary from actual results, and the difference between assumed facts or bases and actual results could be material, depending on the circumstances. It is important to note that actual results could differ materially from those projected by such forward-looking statements.

Although we believe that the expectations in our forward-looking statements are reasonable, we cannot give any assurance that those expectations will be correct. Our operations are subject to numerous uncertainties, risks and other influences, many of which are outside our control and any of which could materially affect our results of operations and ultimately prove the statements we make to be inaccurate.

Factors that could cause our results to differ materially from the results discussed in such forward-looking statements include, but are not limited to, the following:

•

statements relating to the construction and operation of each of our proposed liquefied natural gas, or LNG, receiving terminals or our proposed natural gas pipelines, or expansions or extensions thereof, including statements concerning the completion or expansion thereof by certain dates or at all, the costs related thereto and certain characteristics, including amounts of regasification and storage capacity, the number of storage tanks and docks, pipeline deliverability and the number of pipeline interconnections, if any;

•

statements that we expect to receive an order from the Federal Energy Regulatory Commission authorizing us to construct and operate proposed LNG receiving terminals or proposed pipelines by certain dates, or at all;

•

statements regarding future levels of domestic natural gas production, supply or consumption; future levels of LNG imports into North America; sales of natural gas in North America; and the transportation, other infrastructure or prices related to natural gas, LNG or other energy sources or hydrocarbon products;

•	statements regarding any financing or refinancing or recapitalization transactions or arrangements, or ability to enter into such transactions, whether on the part of Cheniere or at the project level;

•

statements regarding any terminal use agreement, or TUA, or other commercial arrangements presently contracted, optioned, marketed or potential arrangements to be performed substantially in the future, including any cash distributions and revenues anticipated to be received and the anticipated timing thereof, and statements regarding the amounts of total LNG regasification or storage capacity that are, or may become, subject to TUAs or other contracts;

•	statements regarding counterparties to our TUAs, construction contracts and other contracts;

•

statements regarding any business strategy, any business plans or any other plans, forecasts, projections or objectives, including potential revenues and capital expenditures, any or all of which are subject to change;

•	statements regarding legislative, governmental, regulatory, administrative or other public body actions, requirements, permits, investigations, proceedings or decisions;

•	statements regarding our LNG and natural gas marketing activities; and

•	any other statements that relate to non-historical or future information.

Other factors, risks and uncertainties that could cause actual results to differ materially from our expectations are discussed under the heading “Risk Factors” below and as otherwise described in our periodic filings with the SEC.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in any document we incorporate by reference, the date of that document. All such forward-looking statements in this document are expressly qualified in their entirety by the cautionary statements in this section, and other than as required under the securities laws, we undertake no obligation to publicly update or revise any forward-looking statements.

CHENIERE ENERGY, INC.

Cheniere Energy, Inc., a Delaware corporation, is a Houston-based energy company primarily engaged in LNG-related businesses. We own and operate the Sabine Pass LNG receiving terminal in Louisiana through our 90.6% ownership interest in and management agreements with Cheniere Energy Partners, L.P. (NYSE Amex Equities: CQP), which is a publicly traded partnership we created in 2007. We also own and operate the Creole Trail Pipeline, which interconnects the Sabine Pass LNG receiving terminal with downstream markets. One of our subsidiaries, Cheniere Marketing, LLC, is marketing LNG and natural gas and is developing a portfolio of contracts to monetize capacity at the Sabine Pass LNG receiving terminal and the Creole Trail Pipeline. We are also in various stages of developing other LNG receiving terminal and pipeline related projects, which, among other things, will require acceptable commercial arrangements before we make a final investment decision. In addition, we are engaged to a limited extent in oil and natural gas exploration and development activities in the Gulf of Mexico.

Our corporate headquarters are located at 700 Milam Street, Suite 800 in Houston, Texas. Our phone number is (713) 375-5000, and our website is accessed at www.cheniere.com. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

RISK FACTORS

The securities to be offered by this prospectus may involve a high degree of risk. When considering an investment in any of the securities, you should consider carefully all of the risk factors described in our annual report on Form 10-K for the fiscal year ended December 31, 2009. You should also consider similar information in any annual report on Form 10-K, quarterly report on Form 10-Q or other document incorporated by reference into this prospectus or filed by us with the SEC after the date of this prospectus. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described in the prospectus supplement speculative or risky.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds received by us from the sale of the securities described in this prospectus will be added to our general funds and will be used for our general corporate purposes. From time to time, we may engage in additional public or private financings of a character and amount which we may deem appropriate.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends on a consolidated basis for the periods shown. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus.

	Year Ended December 31,
	2009	2008		2007		2006		2005
Ratio of earnings to fixed charges(a)	1.01x	(b	)	(b	)	(b	)	(b	)

(a)	The ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges for the periods presented because no shares of preferred stock were outstanding during these periods.
(b)	Earnings were inadequate to cover fixed charges. The coverage deficiency totaled $341,158, $247,314, $102,373 and $58,657 for the years ended December 31, 2008, 2007, 2006 and 2005, respectively.

For these ratios, “earnings” represent the aggregate of (a) pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, net of (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries, and (c) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed charges” represent the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference securities dividend requirements of consolidated subsidiaries.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms and provisions of our capital stock. You should refer to the applicable provisions of our restated certificate of incorporation, as amended, our amended and restated by-laws, as amended, the Rights Agreement, dated as of October 14, 2004, as amended on January 24, 2005 by the First Amendment to Rights Agreement and as amended on October 24, 2008 by the Second Amendment to Rights Agreement (as amended, the “Rights Agreement”), between us and Computershare Trust Company, N.A., as rights agent, the Certificate of Designations of Series B Preferred Stock of Cheniere, the Delaware General Corporation Law, or DGCL, and the documents that we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

As of March 31, 2010, our authorized capital stock was 245,000,000 shares, which included 240,000,000 shares authorized as common stock, $0.003 par value, and 5,000,000 shares authorized as preferred stock, $0.0001 par value. As of March 31, 2010, we had 57,262,754 shares of common stock outstanding. There were no shares of preferred stock outstanding as of such date, although 400,000 shares of preferred stock have been designated as Series A Junior Participating Preferred Stock and are reserved for issuance in connection with our Rights Agreement. See “Rights Agreement,” below. In addition 50,000 shares of preferred stock have been designated as Series B Preferred Stock and are reserved for issuance in connection with our incurrence of debt in 2008. See “Preferred Stock—Series B Preferred Stock,” below.

Common Stock

Listing. Our common stock is listed on the NYSE Amex Equities under the symbol “LNG.”

Dividends. Subject to the rights of holders of preferred stock, common stockholders may receive dividends when declared by the board of directors. Dividends may be paid in cash, stock or another form. Certain provisions of our debt agreements restrict our ability to pay dividends before August 15, 2011 and thereafter, dividend payments are limited to 50% of our consolidated net income.

Fully Paid. All outstanding shares of common stock are, and the common stock offered by this prospectus and any prospectus supplement will be, fully paid and non-assessable upon issuance.

Voting Rights. Common stockholders are entitled to one vote in the election of directors and other matters for each share of common stock owned. Common stockholders are not entitled to preemptive or cumulative voting rights.

Other Rights. We will notify common stockholders of any stockholders’ meetings in accordance with applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders. There are no redemption or sinking fund provisions applicable to the common stock.

Transfer Agent and Registrar. Our transfer agent and registrar is Computershare Trust Company, N.A. located in Canton, Massachusetts.

Preferred Stock

Our board of directors can, without approval of our stockholders, issue one or more series or classes of preferred stock from time to time limited by the number of shares of preferred stock then authorized. The board can also determine the number of shares of each series and the rights, preferences and limitations of each series or class, including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any series or class of preferred stock and the terms and conditions of issue. Our board of directors has designated 400,000 shares of preferred stock as Series A Junior Participating Preferred Stock and reserved such shares for issuance in connection with our Rights Agreement. See “Rights Agreement,” below. In addition, our board of directors has designated 50,000 shares of preferred stock as Series B Preferred Stock and reserved such shares for issuance in connection with our incurrence of debt in 2008. See “Preferred Stock—Series B Preferred Stock,” below.

If we offer additional shares of preferred stock, the specific terms will be described in a prospectus supplement, including:

•	the specific designation, number of shares, seniority and purchase price;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined);

•	any voting rights;

•

if other than the currency of the United States, the currency or currencies, including composite currencies, in which such preferred stock is denominated and/or in which payments will or may be payable;

•	the method by which amounts in respect of such preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

•

whether such preferred stock is convertible or exchangeable and, if so, the securities or rights into which such preferred stock is convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected, including conversion or exchange prices or rates, the conversion or exchange period and any other related provisions;

•	the place or places where dividends and other payments on the preferred stock will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

All shares of preferred stock offered will, when issued, be fully paid and non-assessable.

The transfer agent, registrar, and dividend disbursement agent for a series of preferred stock will be named in a prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

In some cases, the issuance of preferred stock could delay a change in control of us and make it more difficult to remove present management. Under certain circumstances, preferred stock could also restrict dividend payments to common stockholders. See “—Series B Preferred Stock” and “Rights Agreement,” below.

Series B Preferred Stock

As of March 31, 2010, there were 50,000 shares of Series B Preferred Stock authorized and no shares of Series B Preferred Stock outstanding. The liquidation preference of the Series B Preferred Stock is $5,000 per share.

Conversion. The Series B Preferred Stock is convertible into shares of our common stock on a 1 for 1,000 basis. The Series B Preferred Stock is only convertible either (i) by the purchaser who acquires the Series B Preferred Stock in a public offering, as defined in the rules of the exchange on which our common stock is then traded or (ii) by the holder of the Series B Preferred Stock, in any other transaction that would not require stockholder approval for the initial issuance of the Series B Preferred Stock under the rules of the exchange on which our common stock is then traded. The Series B Preferred Stock is required to receive the same dividends or other distributions made on our common stock. As a result, the number of shares issuable upon conversion of the Series B Preferred Stock will not change.

Liquidation. The Series B Preferred Stock ranks with respect to dividend rights and rights on liquidation, winding-up and dissolution of Cheniere evenly with our common stock. Upon a liquidation, each share of Series B Preferred Stock is entitled to receive the greater of its liquidation preference and the amount that would be payable on the number of shares of common stock into which it is then convertible, as if it had been converted immediately prior to the distribution.

Dividends. The Series B Preferred Stock is entitled to receive dividends when, as and if legally declared by our board of directors. If our board of directors declares a dividend on our common stock, it must pay an equal dividend on the Series B Preferred Stock, on an as-if converted basis.

Maturity and Redemption. The Series B Preferred Stock is perpetual and is not redeemable at the option of the holder or us at any time.

Voting. Each share of Series B Preferred Stock is entitled to vote with our common stock on all matters submitted to a vote of the stockholders. Each share of Series B Preferred Stock has 202.50 votes, which represented approximately 19.98% of the vote of our outstanding common stock as of August 15, 2008; provided that if the holders become entitled to purchase additional shares of Series B Preferred Stock described below, each share of Series B Preferred Stock will have its vote reduced so that the class does not exceed 10,125,000 votes. The Series B Preferred Stock has the right to vote separately as a class on certain matters that affect the rights of the Series B Preferred Stock.

As long as the Series B Preferred Stock remains outstanding, the holders of a majority of the Series B Preferred Stock have the right to nominate two individuals to our board of directors. One nominee will be a Class I Director and the second a Class III Director. In addition, the holders of a majority of the Series B Preferred Stock will be able to nominate, together with the board of directors, a third nominee, who will be an independent director, as a Class II Director. If any nominee is not elected to our board of directors by the stockholders, the holders of Series B Preferred Stock will have the right to select a different nominee, and our board of directors is obligated to fill the vacancy with such nominee.

Protective Provisions. In the event the rights under the Rights Agreement become exercisable for the purchase of shares of Series A Junior Participating Preferred Stock, each share of Series B Preferred Stock will become entitled to purchase additional shares, including fractional shares, of Series B Preferred Stock in an amount and at a price that would allow the Series B Preferred Stock to acquire, upon conversion, the same additional amount of our common stock and at the same price that would be issuable upon exercise of the rights.

Certain Provisions of Our Certificate of Incorporation, By-laws and Law

Our restated certificate of incorporation, as amended, and amended and restated by-laws, as amended, contain provisions that may render more difficult possible takeover proposals to acquire control of us and make removal of our management more difficult. Below is a description of certain of these provisions in our restated certificate of incorporation, as amended, and amended and restated by-laws.

Our restated certificate of incorporation, as amended, authorizes a class of undesignated preferred stock consisting of 5,000,000 shares, although 400,000 shares of preferred stock out of the 5,000,000 shares of authorized preferred stock have been designated as Series A Junior Participating Preferred Stock and are reserved for issuance in connection with our Rights Agreement and 50,000 shares of preferred stock have been designated as Series B Preferred Stock and are reserved for issuance in connection with our incurrence of debt in 2008. Additional shares of preferred stock may be issued from time to time in one or more series, and our board of directors, without further approval of the stockholders, is authorized to fix the designations, powers, preferences, and rights applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such designations, powers, preferences, and rights is to allow such determinations to be made by the board of directors instead of the stockholders and to avoid the expense of, and eliminate delays associated with, a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of us.

Our restated certificate of incorporation, as amended, provides that any action required or permitted to be taken by our common stockholders must be taken at an annual or special meeting of stockholders and not by written consent.

Our restated certificate of incorporation, as amended, precludes the ability of our stockholders to call meetings of stockholders. Except as may be required by law and subject to the holders of rights of preferred stock, special meetings of stockholders may be called only by our chairman of the board, our chief executive officer, our president, our secretary or by our board of directors pursuant to a resolution adopted by a majority of the members of the board of directors.

Our amended and restated by-laws, as amended, contain specific procedures for stockholder nomination of directors. These provisions require advance notification that must be given in accordance with the provisions of our amended and restated by-laws, as amended. The procedure for stockholder nomination of directors may have the effect of precluding a nomination for the election of directors at a particular meeting if the required procedure is not followed.

Our restated certificate of incorporation, as amended, divides our directors into three classes. A classified board significantly extends the time required to make any change in control of our board of directors and tends to discourage any hostile takeover bid for Cheniere.

Our restated certificate of incorporation, as amended, requires the vote of at least 66 2/3% of all of the shares of our capital stock which are entitled to vote, voting together as a single class, to take stockholder action to alter, amend, rescind or repeal any of our amended and restated by-laws, as amended, or to alter, amend, rescind or repeal provisions of our restated certificate of incorporation, as amended, or to adopt any provision inconsistent therewith relating to the classified board, the inability of stockholders to act by written consent, the inability of stockholders to call special meetings, the ability of our board of directors to adopt, alter, amend and repeal our amended and restated by-laws, as amended, and the supermajority voting provision. The “supermajority” voting provisions may discourage or deter a person from attempting to obtain control of Cheniere by making it more difficult to amend some provisions of our restated certificate of incorporation, as amended, or for the Company’s stockholders to amend any provision of our amended and restated by-laws, as amended, whether to eliminate provisions that have an anti-takeover effect or those that protect the interests of minority stockholders.

Although Section 214 of the DGCL provides that a corporation’s certificate of incorporation may provide for cumulative voting for directors, our restated certificate of incorporation, as amended, does not provide for cumulative voting. As a result, the holders of a majority of the votes of the outstanding shares of our common stock have the ability to elect all of the directors being elected at any annual meeting of stockholders.

As a Delaware corporation, we are subject to Section 203, or the business combination statute, of the DGCL. Under the business combination statute of the DGCL, a corporation is generally restricted from engaging in a business combination (as defined in Section 203 of the DGCL) with an interested stockholder (defined generally as a person owning 15% or more of the corporation’s outstanding voting stock) for a three-year period following the time the stockholder became an interested stockholder. This restriction applies unless:

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prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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the interested stockholder owned at least 85% of the voting stock of the corporation upon completion of the transaction which resulted in the stockholder becoming an interested stockholder (excluding stock held by the corporation’s directors who are also officers and by the corporation’s employee stock plans, if any, that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

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at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements specified in Section 203(b) of the DGCL, the certificate of incorporation or by-laws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders. We have not adopted any provision in our restated certificate of incorporation, as amended, or amended and restated by-laws, as amended, electing not to be governed by the Delaware business combination statute. As a result, the statute is applicable to business combinations involving us.

Rights Agreement

On October 13, 2004, pursuant to a Rights Agreement, dated as of October 14, 2004, as amended, between us and Computershare Trust Company, N.A., our board of directors declared a dividend of one right, or a Right, to purchase one “Unit” consisting of one one-thousandth share of our Series A Junior Participating Preferred Stock for each outstanding share of our common stock. Each Right entitles the registered holder, after the occurrence of a “Distribution Date” as defined in the Rights Agreement and described below, to exercise the right to purchase from us one Unit of Series A Junior Participating Preferred Stock at an exercise price of $700, subject to adjustment.

Distribution Date. The Rights will separate from our common stock and become exercisable upon the earlier of: (i) the tenth day after a person or group of affiliated or associated persons (an “Acquiring Person”) publicly announces that it has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock, or (ii) 10 business days (or such later date as may be determined by action of our board of directors taken prior to a person or group becoming an Acquiring Person) following the commencement or announcement of a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of our outstanding common stock. The earlier of such dates is referred to as the “Distribution Date.”

Expiration of Rights. The Rights will expire on the earliest of October 14, 2014 or redemption or exchange of the Rights as described below.

Initial Exercise of the Rights. Following the Distribution Date, and until the occurrence of one of the further events described below, holders of the Rights will be entitled to receive, upon exercise and payment of the purchase price therefor, one Unit of Series A Junior Participating Preferred Stock.

Right to Buy Units of Series A Junior Participating Preferred Stock. Unless the Rights are earlier redeemed, in the event that the Distribution Date occurs and a person or group becomes an Acquiring Person, then each holder of a Right that has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, Units of Series A Junior Participating Preferred Stock having a value equal to two times the purchase price therefor.

Right to Buy Acquiring Company Stock. Similarly, unless the Rights are earlier exercised, exchanged or redeemed, in the event that, after the Distribution Date occurs and a person or group becomes an Acquiring Person, (i) we are acquired in a merger or other business combination transaction, or (ii) 50% or more of our consolidated assets or earning power are sold (other than in transactions in the ordinary course of business), proper provision must be made so that each holder of a Right that has not theretofore been exercised, exchanged or redeemed (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the purchase price.

Exchange Provision. At any time after a person or group becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of our outstanding common stock, our board of directors may exchange the Rights (other than Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio calculated pursuant to the Rights Agreement.

Redemption. At any time on or prior to the earlier of the time a person becomes an Acquiring Person and the close of business on the final expiration date of the Rights Agreement, we may redeem the Rights in whole, but not in part, at a price of $0.01 per Right.

Adjustments to Prevent Dilution. The Purchase Price payable, the number of Rights and the number of Units of Series A Junior Participating Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time in connection with the dilutive issuances by us as set forth in the Rights Agreement. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price.

No Stockholders’ Rights Prior to Exercise. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Cheniere (other than any rights resulting from such holder’s ownership of our common stock), including, without limitation, the right to vote or to receive dividends.

Amendment of Rights Agreement. The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the Rights holders on or prior to the Distribution Date; thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the Rights holders in order to cure any ambiguities or to make changes that do not adversely affect the interests of Rights holders (other than the Acquiring Person).

Rights and Preferences of the Series A Junior Participating Preferred Stock. Each Unit of Series A Junior Participating Preferred Stock has rights and preferences substantially equivalent to those of one share of our common stock.

No Voting Rights. Rights will not have any voting rights.

Liability and Indemnification of Officers and Directors

Our restated certificate of incorporation, as amended, provides for indemnification of our directors and officers to the fullest extent permitted by applicable law. Our amended and restated by-laws, as amended, also provide that directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by law, which generally requires that the individual act in good faith and in a manner he or she reasonably believes to be in or not opposed to our best interests.

We have also entered into indemnification agreements with all of our directors and elected officers. The indemnification agreements provide that we will indemnify these officers and directors to the fullest extent permitted by our restated certificate of incorporation, as amended, amended and restated by-laws, as amended, and applicable law. The indemnification agreements also provide that these officers and directors shall be entitled to the advancement of fees as permitted by applicable law and sets out the procedures required under the agreements for determining entitlement to and obtaining indemnification and expense advancement.

We also have director and officer liability insurance for the benefit of each of the above indemnitees. These policies include coverage for losses for wrongful acts and omissions. Each of the indemnitees are named as an insured under such policies and provided with the same rights and benefits as are accorded to the most favorably insured of our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF DEBT SECURITIES

Any debt securities that we offer under a prospectus supplement will be direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and The Bank of New York Mellon, as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture are called “indentures.” The indentures will be supplemented by supplemental indentures, the material provisions of which will be described in a prospectus supplement.

As used in this description, the words “we,” “us” and “our” refer to Cheniere Energy, Inc., and not to any of our subsidiaries or affiliates.

We have summarized some of the material provisions of the indentures below. This summary does not restate those agreements in their entirety. A form of senior indenture and a form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the indentures because each one, and not this description, defines the rights of holders of debt securities.

Capitalized terms defined in the indentures have the same meanings when used in this prospectus.

General

The debt securities issued under the indentures will be our direct, unsecured general obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

The following description sets forth the general terms and provisions that could apply to debt securities that we may offer to sell. A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following, among others:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange features;

•	any optional redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

•	any other terms of the debt securities.

Neither of the indentures will limit the amount of debt securities that may be issued. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt securities of a series may be issued in registered or global form.

Covenants

Under the indentures, we:

•	will pay the principal of, and interest and any premium on, the debt securities when due;

•	will maintain a place of payment;

•	will deliver a certificate to the trustee each fiscal year reviewing our compliance with our obligations under the indentures;

•	will preserve our corporate existence; and

•	will segregate or deposit with any paying agent sufficient funds for the payment of any principal, interest or premium on or before the due date of such payment.

Mergers and Sale of Assets

Each of the indentures will provide that we may not consolidate with or merge into any other Person or sell, convey, transfer or lease all or substantially all of our properties and assets (on a consolidated basis) to another Person, unless:

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either: (a) we are the surviving Person; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger or resulting from such conversion (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any State thereof or the District of Columbia;

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the Person formed by or surviving any such conversion, consolidation, amalgamation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under such indenture and the debt securities governed thereby pursuant to agreements reasonably satisfactory to the trustee, which may include a supplemental indenture;

•	we or the successor will not immediately be in default under such indenture; and

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we deliver an officer’s certificate and opinion of counsel to the trustee stating that such consolidation, amalgamation, merger, conveyance, sale, transfer or lease and any supplemental indenture comply with Article Eight of the indenture and that all conditions precedent set forth in such indenture relating to such transaction have been complied with.

Upon the assumption of our obligations under each indenture by a successor, we will be discharged from all obligations under such indenture, except in the case of a lease.

As used in the indenture and in this description, the word “Person” means any individual, corporation, company, limited liability company, partnership, limited partnership, joint venture, association, joint-stock company, trust, other entity, unincorporated organization or government or any agency or political subdivision thereof.

Events of Default

“Event of default,” when used in the indentures with respect to debt securities of any series, will mean any of the following:

(1) default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(2) default in the payment of the principal of (or premium, if any, on) any debt security of that series at its maturity;

(3) default in the performance, or breach, of any covenant set forth in Article Ten of the applicable indenture (other than a covenant, a default in the performance of which or the breach of which is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(4) default in the performance, or breach, of any covenant in the applicable indenture (other than a covenant set forth in Article Ten of such indenture or any other covenant, a default in the performance of which or the breach of which is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 180 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(5) we, pursuant to or within the meaning of any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of any order for relief against us in an involuntary case, (iii) consent to the appointment of a custodian of us or for all or substantially all of our property, or (iv) make a general assignment for the benefit of our creditors;

(6) a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against us in an involuntary case, (ii) appoints a custodian of us or for all or substantially all of our property, or (iii) orders the liquidation of us, and the order or decree remains unstayed and in effect for 60 consecutive days;

(7) default in the deposit of any sinking fund payment when due; or

(8) any other event of default provided with respect to debt securities of that series in accordance with provisions of the indenture related to the issuance of such debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or any premium) if it considers the withholding of notice to be in the interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee indemnity reasonably satisfactory to the trustee. If they provide this indemnification, and subject to the conditions set forth in the indenture, the holders of a majority in principal amount outstanding of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Amendments and Waivers

Subject to certain exceptions, the indentures, the debt securities issued thereunder or the subsidiary guarantees, if any, may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then-outstanding debt securities of each series affected by such amendment or supplemental indenture, with each such series voting as a separate class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with respect to each series of debt securities with the consent of the holders of a majority in principal amount of the then-outstanding debt securities of such series voting as a separate class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities).

Without the consent of each holder of the outstanding debt securities affected, an amendment, supplement or waiver may not, among other things:

(1) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the applicable indenture, change the coin or currency in which any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date therefor);

(2) reduce the percentage in principal amount of the then-outstanding debt securities of any series, the consent of the holders of which is required for any such amendment or supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with certain provisions of the applicable indenture or certain defaults thereunder and their consequences provided for in the applicable indenture;

(3) modify any of the provisions set forth in (i) the provisions of the applicable indenture related to the holder’s unconditional right to receive principal, premium, if any, and interest on the debt securities or (ii) the provisions of the applicable indenture related to the waiver of past defaults under such indenture;

(4) waive a redemption payment with respect to any debt security; provided, however, that any purchase or repurchase of debt securities shall not be deemed a redemption of the debt securities;

(5) release any guarantor from any of its obligations under its guarantee or the applicable indenture, except in accordance with the terms of such indenture (as amended or supplemented); or

(6) make any change in the foregoing amendment and waiver provisions, except to increase any percentage provided for therein or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holder of each then-outstanding debt security affected thereby.

Notwithstanding the foregoing, without the consent of any holder of debt securities, we, the guarantors, if any, and the trustee may amend each of the indentures or the debt securities issued thereunder to:

(1) cure any ambiguity or defect or to correct or supplement any provision therein that may be inconsistent with any other provision therein;

(2) evidence the succession of another Person to us and the assumption by any such successor of our covenants therein and, to the extent applicable, of the debt securities;

(3) provide for uncertificated debt securities in addition to or in place of certificated debt securities; provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in the manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code;

(4) add a guarantee and cause any Person to become a guarantor, and/or to evidence the succession of another Person to a guarantor and the assumption by any such successor of the guarantee of such guarantor therein and, to the extent applicable, endorsed upon any debt securities of any series;

(5) secure the debt securities of any series;

(6) add to our covenants such further covenants, restrictions, conditions or provisions as we shall consider to be appropriate for the benefit of the holders of all or any series of debt securities (and if such covenants, restrictions, conditions or provisions are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series), to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the applicable indenture as set forth therein, or to surrender any right or power therein conferred upon us; provided, that in respect of any such additional covenant, restriction, condition or provision, such amendment or supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in aggregate principal amount of the debt securities of such series to waive such an event of default;

(7) make any change to any provision of the applicable indenture that does not adversely affect the rights or interests of any holder of debt securities issued thereunder;

(8) provide for the issuance of additional debt securities in accordance with the provisions set forth in the applicable indenture on the date of such indenture;

(9) add any additional defaults or events of default in respect of all or any series of debt securities;

(10) add to, change or eliminate any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

(11) change or eliminate any of the provisions of the applicable indenture; provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such amendment or supplemental indenture that is entitled to the benefit of such provision;

(12) establish the form or terms of debt securities of any series as permitted thereunder, including to reopen any series of any debt securities as permitted thereunder;

(13) evidence and provide for the acceptance of appointment thereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee, pursuant to the requirements of such indenture;

(14) conform the text of the applicable indenture (and/or any supplemental indenture) or any debt securities issued thereunder to any provision of a description of such debt securities appearing in a prospectus or prospectus supplement or an offering memorandum or offering circular to the extent that such provision appears on its face to have been intended to be a verbatim recitation of a provision of such indenture (and/or any supplemental indenture) or any debt securities issued thereunder; or

(15) modify, eliminate or add to the provisions of the applicable indenture to such extent as shall be necessary to effect the qualification of such indenture under the Trust Indenture Act of 1939, as amended

(the “Trust Indenture Act”), or under any similar federal statute subsequently enacted, and to add to such indenture such other provisions as may be expressly required under the Trust Indenture Act.

The consent of the holders is not necessary under either indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under an indenture becomes effective, we are required to mail to the holders of debt securities thereunder a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

Legal Defeasance and Covenant Defeasance

Each indenture provides that we may, at our option and at any time, elect to have all of our obligations discharged with respect to the debt securities outstanding thereunder and all obligations of any guarantors of such debt securities discharged with respect to their guarantees (“Legal Defeasance”), except for:

(1) the rights of holders of outstanding debt securities to receive payments in respect of the principal of, or interest or premium, if any, on, such debt securities when such payments are due from the trust referred to below;

(2) our obligations with respect to the debt securities concerning temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities, the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee and our and each guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the applicable indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain provisions of each indenture, including certain provisions described in any prospectus supplement (such release and termination being referred to as “Covenant Defeasance”), and thereafter any failure to comply with such obligations or provisions will not constitute a default or event of default. In addition, in the event Covenant Defeasance occurs in accordance with the applicable indenture, any defeasible event of default will no longer constitute an event of default.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the outstanding debt securities on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether the debt securities are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date of the debt securities, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel to the trustee confirming that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no default or event of default shall have occurred and be continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit);

(5) the deposit must not result in a breach or violation of, or constitute a default under, any other instrument to which we or any guarantor is a party or by which we or any guarantor is bound;

(6) such Legal Defeasance or Covenant Defeasance must not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable indenture) to which we are, or any of our subsidiaries is, a party or by which we are, or any of our subsidiaries is, bound;

(7) we must deliver to the trustee an officer’s certificate stating that the deposit was not made by us with the intent of preferring the holders of debt securities over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or the creditors of others;

(8) we must deliver to the trustee an officer’s certificate stating that all conditions precedent set forth in clauses (1) through (6) of this paragraph have been complied with; and

(9) we must deliver to the trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications, and exclusions) stating that all conditions precedent set forth in clauses (2), (3) and (6) of this paragraph have been complied with.

Satisfaction and Discharge

Each of the indentures will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of debt securities and certain rights of the trustee, as expressly provided for in such indenture) as to all outstanding debt securities and guarantees issued thereunder when:

(1) either (a) all of the debt securities theretofore authenticated and delivered under such indenture (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for the payment of which money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation or (b) all debt securities not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us, and we or the guarantors, if any, have irrevocably deposited or caused to be deposited with the trustee funds, in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the trustee for cancellation, for principal of and premium, if any, and interest on the debt securities to the date of deposit (in the case of debt securities that have become due and payable) or to the stated maturity or redemption date, as the case may be, together with instructions from us irrevocably directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) we have paid all other sums then due and payable under such indenture by us; and

(3) we have delivered to the trustee an officer’s certificate and an opinion of counsel, which state that all conditions precedent under such indenture relating to the satisfaction and discharge of such indenture have been complied with.

No Personal Liability of Directors, Managers, Officers, Employees, Partners, Members and Stockholders

No director, manager, officer, employee, incorporator, partner, member or stockholder of the company or any guarantor, as such, shall have any liability for any of our or the guarantors’ obligations under the debt securities, the indentures, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities, upon our issuance of the debt securities and execution of the indentures, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Denominations

Unless stated otherwise in the prospectus supplement for each issuance of debt securities, the debt securities will be issued in denominations of $1,000 each or integral multiples of $1,000.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for the debt securities. We may change the paying agent or registrar without prior notice to the holders of the debt securities, and we may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange debt securities in accordance with the applicable indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a holder to pay any taxes and fees required by law or permitted by the applicable indenture. We are not required to transfer or exchange any debt security selected for redemption. In addition, we are not required to transfer or exchange any debt security for a period of 15 days before a selection of debt securities to be redeemed.

Subordination

The payment of the principal of and premium, if any, and interest on subordinated debt securities and any of our other payment obligations in respect of subordinated debt securities (including any obligation to repurchase subordinated debt securities) is subordinated in certain circumstances in right of payment, as set forth in the subordinated indenture, to the prior payment in full in cash of all senior debt.

We also may not make any payment, whether by redemption, purchase, retirement, defeasance or otherwise, upon or in respect of subordinated debt securities, except from a trust described under “— Legal Defeasance and Covenant Defeasance,” if

•	a default in the payment of all or any portion of the obligations on any designated senior debt (“payment default”) occurs that has not been cured or waived, or

•

any other default occurs and is continuing with respect to designated senior debt pursuant to which the maturity thereof may be accelerated (“non-payment default”) and, solely with respect to this clause, the trustee for the subordinated debt securities receives a notice of the default (a “payment blockage notice”) from the trustee or other representative for the holders of such designated senior debt.

Cash payments on subordinated debt securities will be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived, and (b) in case of a nonpayment default, the earliest of the date on which such nonpayment default is cured or waived, the termination of the payment blockage period by written notice to the trustee for the subordinated debt securities from the trustee or other representative for the holders of such designated senior debt, the payment in full of such designated senior debt or 179 days after the date on which the applicable payment blockage notice is received. No new payment blockage period may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior payment blockage notice. No nonpayment default in respect of designated senior debt that existed or was continuing on the date of delivery of any payment blockage notice to the trustee for the subordinated debt securities will be, or be made, the basis for a subsequent payment blockage notice unless such default shall have been cured or waived for a period of no less than 90 consecutive days.

Upon any payment or distribution of our assets or securities (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture) in connection with any dissolution or winding up or total or partial liquidation or reorganization of us, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or other marshalling of assets for the benefit of creditors, all amounts due or to become due upon all senior debt shall first be paid in full, in cash or cash equivalents, before the holders of the subordinated debt securities or the trustee on their behalf shall be entitled to receive any payment by or on behalf of us on account of the subordinated debt securities, or any payment to acquire any of the subordinated debt securities for cash, property or securities, or any distribution with respect to the subordinated debt securities of any cash, property or securities. Before any payment may be made by, or on behalf of, us on any subordinated debt security (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture) in connection with any such dissolution, winding up, liquidation or reorganization, any payment or distribution of our assets or securities, to which the holders of subordinated debt securities or the trustee on their behalf would be entitled, shall be made by us or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution, or by the holders or the trustee if received by them or it, directly to the holders of senior debt or their representatives or to any trustee or trustees under any indenture pursuant to which any such senior debt may have been issued, as their respective interests appear, to the extent necessary to pay all such senior debt in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such senior debt.

As a result of these subordination provisions, in the event of the our liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of our creditors or a marshalling of our assets or liabilities, holders of subordinated debt securities may receive ratably less than other creditors.

Payment and Transfer

Principal, interest and any premium on fully registered debt securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered debt securities may be transferred or exchanged at the office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary (“participants”). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture relating to those debt securities.

Payments of the principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in “street name.” Those payments will be the sole responsibility of those participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

Governing Law

Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustee

The Bank of New York Mellon will be the trustee under the indentures. A successor trustee may be appointed in accordance with the terms of the indentures.

The indentures and the provisions of the Trust Indenture Act incorporated by reference therein will contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflicting interest or resign.

A single banking or financial institution may act as trustee with respect to both the subordinated indenture and the senior indenture. If this occurs, and should a default occur with respect to either the subordinated debt securities or the senior debt securities, such banking or financial institution would be required to resign as trustee under one of the indentures within 90 days of such default, pursuant to the Trust Indenture Act, unless such default were cured, duly waived or otherwise eliminated.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock, preferred stock, debt securities, rights or units. We may issue warrants independently or together with other securities that may be attached to or separate from the warrants. If we issue warrants, we may do so under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the securities purchasable upon the exercise of such warrants;

•	the exercise price;

•	the aggregate number of warrants to be issued;

•	the principal amount of securities purchasable upon exercise of each warrant;

•	the price or prices at which each warrant will be issued;

•	the procedures for exercising the warrants;

•	the date upon which the exercise of warrants will commence;

•	the expiration date, and any other material terms of the warrants; and

•	any other terms of such warrants, including the terms, procedures and limitations relating to the exchange and exercise of such warrants.

The warrants do not confer upon the holders thereof any voting or other rights of stockholders.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our common stock, preferred stock, debt securities, warrants or units. The rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the persons purchasing or receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby underwriting or other arrangement with one or more underwriters or other purchasers pursuant to which such underwriters or other purchasers may be required to purchase any offered securities remaining unsubscribed for after such rights offering.

Each series of rights will be issued under a separate rights agreement that we will enter into with one or more banks, trust companies or other financial institutions, as rights agent, all of which will be set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The applicable prospectus supplement relating to any rights that we offer will include specific terms of any offering of rights for which this prospectus is being delivered, including the following:

•	the price, if any, per right;

•	the exercise price payable for each share of debt securities, common stock, preferred stock, warrants or units upon the exercise of the rights;

•	the number of rights issued or to be issued to each stockholder;

•	the number and terms of the shares of debt securities, common stock, preferred stock, warrants or units that may be purchased per each right;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including the terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the respective dates on which the holder’s ability to exercise the rights shall commence and shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights.

The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the SEC.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock, shares of preferred stock, debt securities, warrants, rights or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•

the terms of the units and of any of the common stock, preferred stock, debt securities, warrants and rights comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

We may designate agents to solicit offers to purchase our securities. We will name any agent involved in offering or selling securities, and any commissions that will be paid to the agent, in the applicable prospectus supplement. Unless we indicate otherwise in a prospectus supplement, agents will act on a best efforts basis for the period of their appointment.

Agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE Amex Equities, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions (including block transactions), at negotiated prices, at a fixed public offering price or at varying prices determined at the time of sale. We will include the names of the managing underwriter(s), as well as any other underwriters, and the terms of the transaction, including the compensation the underwriters and dealers will receive, in a prospectus supplement. If we use an underwriter, we will execute an underwriting agreement with the underwriter(s) at the time that an agreement is reached for the sale of securities. The obligations of the underwriters to purchase the securities will be subject to certain conditions contained in the underwriting agreement. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The underwriters will use a prospectus supplement to sell securities.

If we use a dealer, we act as principal, will sell securities to the dealer. The dealer will then sell securities to the public at varying prices that the dealer will determine at the time it sells securities. We will include the name of the dealer and the terms of the transactions with the dealer in the applicable prospectus supplement.

We may directly solicit offers to purchase securities, and we may directly sell securities to institutional or other investors. In this case, no underwriters or agents would be involved. We will describe the terms of our direct sales in the applicable prospectus supplement.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. In connection with the sale of the securities offered by this prospectus, underwriters may receive compensation from us or from the purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Any underwriters, dealers or agents will be identified and their compensation described in the applicable prospectus supplement. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

Unless otherwise specified in the applicable prospectus supplement, all securities offered by us under this prospectus will be a new issue of securities with no established trading market, other than the common stock, which is currently listed and traded on the NYSE Amex Equities. We may elect to list any other class or series of securities on a national securities exchange or a foreign securities exchange but are not obligated to do so. Any common stock sold by this prospectus will be listed for trading on the NYSE Amex Equities, or such other exchanges as our common stock may be listed for trading at the time of issuance, subject to official notice of issuance. We can not give you any assurance as to the liquidity of the trading markets for any of the securities.

Any underwriter to whom securities are sold by us for public offering and sale may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment transactions involve sales by the underwriters of the securities in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. These activities may cause the price of the securities to be higher than it would otherwise be. The underwriters will not be obligated to engage in any of the aforementioned transactions and may discontinue such transactions at any time without notice.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Andrews Kurth LLP, Houston, Texas. Any underwriter will be advised about other issues relating to any offering by its own legal counsel. If such counsel to underwriters passes on legal matters in connection with an offering of securities made by this prospectus, and a related prospectus supplement, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements of Cheniere Energy, Inc. appearing in Cheniere Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009 (including schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

36,300,000 Shares

Cheniere Energy, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Credit Suisse